As filed with the Securities and Exchange Commission on April 18, 2006

Registration Statement No. 333-132489

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

COPANO ENERGY, L.L.C.

(Exact name of registrant as specified in its charter)

Delaware	51-0411678
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

2727 Allen Parkway, Suite 1200

Houston, Texas 77019

(713) 621-9547

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Douglas L. Lawing

2727 Allen Parkway, Suite 1200

Houston, Texas 77019

(713) 621-9547

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

David P. Oelman

Vinson & Elkins

2300 First City Tower

1001 Fannin Street, Suite 3600

Houston, Texas 77002

(713) 758-2222

Approximate date of commencement of proposed sale to the public:    From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling unitholder may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion, dated April 18, 2006

PROSPECTUS

1,418,440 Common Units

Copano Energy, L.L.C.

Representing Limited Liability Company Interests

This prospectus relates to 1,418,440 common units representing limited liability company interests in Copano Energy, L.L.C. that may be offered and sold from time to time by the unitholders named in this prospectus.  The 1,418,440 common units were originally sold to certain of the selling unitholders through a series of private placement transactions occurring in December 2005 and January 2006.  The selling unitholders may sell none, some or all of the common units offered by this prospectus.  Sales may be at fixed prices, which may be changed, at prices related to the prevailing market prices at the time of sale or at negotiated prices. Such sales may occur in the open market, in negotiated transactions and sales by a combination of these methods. We will not receive any of the proceeds from the sale of the common units covered by this prospectus.

Our common units are traded on The Nasdaq National Market under the symbol “CPNO.” On April 17, 2006, the last reported sale price of our common units on The Nasdaq National Market was $44.90 per common unit.

Common units are entitled to receive a minimum quarterly distribution of available cash of $0.40 per unit, or $1.60 per unit on an annualized basis, before any distributions are paid on our subordinated units, to the extent we have sufficient cash from operations after establishment of cash reserves and payment of fees and expenses. For the quarter ended December 31, 2005, we distributed $0.55 on each of our outstanding common and subordinated units.

Membership interests in a limited liability company are inherently different from capital stock of a corporation, although many of the business risks to which we are subject are similar to those that would be faced by a corporation engaged in a similar business. You should consider carefully the risks relating to investing in our common units and each of the other risk factors described under “Risk Factors” beginning on page 1 of this prospectus in evaluating an investment in our common units.

Our principal executive offices are located at 2727 Allen Parkway, Suite 1200, Houston, Texas 77019, and our phone number is (713) 621-9547.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Prospectus dated April 18, 2006

You should rely only on the information contained or incorporated by reference in this prospectus. Neither we nor the selling unitholders have authorized any other person to provide you with different information. You should not assume that the information incorporated by reference or provided in this prospectus is accurate as of any date other than the date on the front of this prospectus.

TABLE OF CONTENTS

GUIDE TO READING THIS PROSPECTUS
INFORMATION REGARDING FORWARD-LOOKING STATEMENTS
COPANO ENERGY, L.L.C.
RISK FACTORS
Risks Related to Our Business
Risks Related to Our Structure
Tax Risks to Common Unitholders
USE OF PROCEEDS
DESCRIPTION OF OUR COMMON UNITS
Our Limited Liability Company Agreement
Our Cash Distribution Policy
Timing of Distributions
Conversion of the Subordinated Units
Issuance of Additional Units
Voting Rights
Limited Call Right
Exchange Listing
Transfer Agent and Registrar Duties
Transfer of Common Units
MATERIAL TAX CONSEQUENCES
Partnership Status
Unitholder Status
Tax Consequences of Unit Ownership
Tax Treatment of Operations
Disposition of Common Units
Uniformity of Units
Tax-Exempt Organizations and Other Investors
Administrative Matters
State, Local and Other Tax Considerations
SELLING UNITHOLDERS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION

i

GUIDE TO READING THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, utilizing a “shelf” registration process or continuous offering process.  Under this shelf registration process, the selling unitholders may, from time to time, sell the securities described in this prospectus in one or more offerings.  This prospectus provides you with a general description of the securities that may be offered by the selling unitholders.  Each time a selling unitholder sells securities, the selling unitholder is required to provide you with this prospectus and, in certain cases, a prospectus supplement containing specific information about the selling unitholder and the terms of the securities being offered.  That prospectus supplement may include additional risk factors or other special considerations applicable to those securities.  Any prospectus supplement may also add, update, or change information in this prospectus.  If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in that prospectus supplement.

Additional information, including our financial statements and the notes  thereto, is incorporated in this prospectus by reference to our reports filed with the SEC.  Please read “Where You Can Find More Information.”  You are urged to read this prospectus carefully, including the “Risk Factors,” and our SEC reports in their entirety before investing in our common units.

Throughout this prospectus, when we use the terms “we,” “us,” “our,” or like terms, we are referring either to Copano Energy, L.L.C., the registrant itself, or to Copano Energy, L.L.C. and its consolidated subsidiaries collectively, unless the context requires otherwise.

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

Some of the information in this prospectus and the documents that we have incorporated herein by reference may contain forward-looking statements. All statements other than statements of historical fact are forward-looking statements.  Statements included in this prospectus that are not historical facts, that address activities, events or developments that we expect or anticipate will or may occur in the future, including things such as plans for growth of the business, future capital expenditures, competitive strengths, goals, references to future goals or intentions or other such references are forward-looking statements. These statements can be identified by the use of forward-looking terminology including “may,” “believe,” “expect,” “anticipate,” “estimate,” “continue,” or similar words. These forward-looking statements are based on our past experience and our perception of historical trends, current conditions and expected future developments as well as other considerations we believe are appropriate under the circumstances. Whether actual results and developments in the future will conform to our expectations is subject to numerous risks and uncertainties, many of which are beyond our control. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in these statements. Any differences could be caused by a number of factors, including, but not limited to:

•                                          Our ability to successfully acquire and integrate any future assets or operations;

•                                          The volatility of prices and market demand for natural gas and natural gas liquids;

•                                          Our ability to continue to obtain new sources of natural gas supply;

•                                          The ability of key producers to continue to drill and successfully complete and attach new natural gas supplies;

•                                          Our ability to retain our key customers;

•                                          General economic conditions;

•                                          The effects of government regulations and policies; and

•                                          Other financial, operations and legal risks and uncertainties detailed from time to time in our filings with the Securities and Exchange Commission.

ii

A forward-looking statement may include a statement of the assumptions or bases underlying the forward-looking statement. We believe that we have chosen these assumptions or bases in good faith and that they are reasonable.  However, we caution you that assumed facts or bases almost always vary from actual results, and the differences between assumed facts or bases and actual results can be material, depending on the circumstances. When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus and the documents that we have incorporated by reference into this prospectus, including those described in the “Risk Factors” section of this prospectus.  All forward-looking statements included in this prospectus and all subsequent written or oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. The forward-looking statements speak only as of the date made, other than as required by law, and we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

iii

COPANO ENERGY, L.L.C.

We are a growth-oriented midstream energy company with natural gas gathering and intrastate transmission pipeline assets and natural gas processing facilities in the Texas Gulf Coast region and in central and eastern Oklahoma.  Our midstream assets include over 4,700 miles of natural gas gathering and transmission pipelines, and four natural gas processing plants, with approximately 800,000 Mcf/d of combined processing capacity.  Our Houston Central Processing Plant is the second largest natural gas processing plant in the Texas Gulf Coast region and the third largest in Texas in terms of throughput capacity.  This processing plant is located approximately 100 miles southwest of Houston and has the capacity to process approximately 700,000 Mcf/d of natural gas.  In addition to our natural gas pipelines, we own a 104-mile NGL products pipeline extending from our Houston Central Processing Plant to the Houston area and lease an additional 47-mile NGL products pipeline extending from our Houston Central Processing Plant to Enterprise Products Partners’ Seminole Pipeline near Brenham, Texas.  The pipelines we operate include 144 miles of pipeline owned by Webb/Duval Gatherers (Webb Duval), a partnership in which we own a 62.5% interest.

Our natural gas pipelines collect natural gas from designated points near producing wells and deliver these volumes to third-party pipelines, our processing plants, third-party processing plants, local distribution companies, power generation facilities and industrial consumers.  Volumes delivered to our processing plants, either through our pipelines or a third-party pipeline, are treated to remove contaminants and conditioned or processed to extract mixed natural gas liquids, or NGLs.  Processed or conditioned natural gas is then delivered primarily to third-party pipelines through plant interconnects, while NGLs are separated and then sold to third parties.

RISK FACTORS

Common units, representing limited liability company interests, are inherently different from capital stock of a corporation, although many of the business risks to which we are subject are similar to those that would be faced by a corporation engaged in a similar business. You should consider carefully the following risk factors together with all of the other information included in this prospectus, any prospectus supplement and the information that we have incorporated herein by reference before investing in our common units.

If any of the following risks were actually to occur, our business, financial condition or results of operations could be materially adversely affected. In that case, we may be unable to make distributions to our unitholders, the trading price of our common units could decline and you could lose all or part of your investment.

Risks Related to Our Business

If the ScissorTail Acquisition or future acquisitions do not perform as expected, our future financial performance may be negatively impacted.

On August 1, 2005, we acquired ScissorTail Energy, LLC (“ScissorTail”), a Tulsa-based provider of natural gas midstream services (the “ScissorTail Acquisition”).  The ScissorTail Acquisition more than doubled the size of our company and significantly diversified the geographic areas in which we operate.  We cannot assure you that we will achieve the desired profitability from the ScissorTail Acquisition or any other acquisitions we may complete in the future.  In addition, failure to successfully assimilate future acquisitions could adversely affect our financial condition and results of operations.

Our acquisitions involve numerous risks, including:

•                                          operating a significantly larger combined organization and adding operations;

•                                          difficulties in the assimilation of the assets and operations of the acquired businesses, especially if the assets acquired are in a new business segment or geographic area;

•                                          the risk that natural gas reserves expected to support the acquired assets may not be of the anticipated magnitude or may not be developed as anticipated;

•                                          the loss of significant producers or markets or of key employees from the acquired businesses;

•                                          the diversion of management’s attention from other business concerns;

•                                          the failure to realize expected profitability or growth;

•                                          the failure to realize any expected synergies and cost savings;

•                                          coordinating geographically disparate organizations, systems and facilities; and

•                                          coordinating or consolidating corporate and administrative functions.

Further, unexpected costs and challenges may arise whenever businesses with different operations or management are combined, and we may experience unanticipated delays in realizing the benefits of an acquisition.  If we consummate any future acquisition, our capitalization and results of operation may change significantly, and you may not have the opportunity to evaluate the economic, financial and other relevant information that we will consider in evaluating future acquisitions.

Our acquisition of ScissorTail could expose us to potential significant liabilities.

In connection with the ScissorTail Acquisition, we purchased all of the limited liability company interests of ScissorTail rather than just its assets.  As a result, we purchased the liabilities of ScissorTail, including unknown and contingent liabilities.  We performed due diligence in connection with the ScissorTail Acquisition and attempted to verify the representations of ScissorTail management, but there may be pending, threatened, contemplated or contingent claims against ScissorTail related to environmental, title, regulatory, litigation or other matters of which we are unaware.  Although the former owners of ScissorTail have agreed to indemnify us on a limited basis against some of these liabilities, there is a risk that we could ultimately be liable for some or all of these liabilities, which could materially adversely affect our operations and cash available for distribution to unitholders.

Restrictive covenants in the agreements governing our indebtedness may reduce our operating flexibility.

The agreements governing our senior secured revolving credit facility and other future indebtedness as well as the indenture governing our senior unsecured notes contain or will contain various covenants that limit our ability and the ability of our specified subsidiaries to, among other things:

•                                          sell assets;

•                                          pay distributions on, redeem or repurchase our equity interests or redeem or repurchase our subordinated debt, if any;

•                                          make investments;

•                                          incur or guarantee additional indebtedness or issue preferred units;

•                                          create or incur certain liens;

•                                          enter into agreements that restrict distributions or other payments from our restricted subsidiaries to us;

•                                          consolidate, merge or transfer all or substantially all of our assets;

•                                          engage in transactions with affiliates;

•                                          create unrestricted subsidiaries; and

•                                          enter into sale and leaseback transactions.

Our senior secured revolving credit facility also requires us to maintain specified financial ratios and satisfy other financial conditions.  These restrictive covenants in our indenture and the senior secured revolving credit facility could limit our ability and the ability of our subsidiaries to obtain future financings, make needed capital expenditures, withstand a future downturn in our business or the economy in general, conduct operations or otherwise take advantage of business opportunities that may arise.  We may be unable to comply with these covenants.  Any future breach of any of these covenants could result in a default under the terms of the indenture or the senior secured revolving credit facility, which could result in acceleration of our debt and other financial obligations.  If we were unable to repay those amounts, the lenders could initiate a bankruptcy proceeding or liquidation proceeding or proceed against any collateral.

Our success will depend on our ability to continually obtain new sources of natural gas supply, and any decrease in supplies of natural gas could adversely affect our revenues and operating income.

Our gathering and transmission pipeline systems are connected to natural gas reserves and wells, for which the production will naturally decline over time, which means that our cash flows associated with these wells will also decline over time.  To maintain or increase throughput levels on our pipeline systems and our processing plants, we must continually obtain new natural gas supplies.  We may not be able to obtain additional contracts for natural gas supplies.  The primary factors affecting our ability to connect new supplies of natural gas and attract new customers to our gathering and transmission lines include: (1) the level of successful drilling activity near our gathering systems and (2) our ability to compete for the commitment of such additional volumes to our systems.

Fluctuations in energy prices can greatly affect production rates and investments by third parties in the development of new natural gas reserves.  Drilling activity generally decreases as natural gas prices decrease.  We will have no control over the level of drilling activity in the areas of our operations, the amount of reserves underlying the wells or the rate at which production from a well will decline.  In addition, we will have no control over producers or their production decisions, which are affected by, among other things, prevailing and projected energy prices, demand for hydrocarbons, the level of reserves, geological considerations, governmental regulations and the availability and cost of capital.

We will face strong competition in acquiring new natural gas supplies.  Competitors of our pipeline operations include major interstate and intrastate pipelines, and other natural gas gatherers.  Competition for natural gas supplies is primarily based on the location of pipeline facilities, pricing arrangements, reputation, efficiency, flexibility and reliability.  Our major competitors for natural gas supplies and markets in our Texas Gulf Coast Pipelines segment include Enterprise Products Partners L.P. (“Enterprise”), Lobo Pipeline Company (an affiliate of ConocoPhillips), Kinder Morgan Texas Pipeline (“KMTP,” an affiliate of Kinder Morgan, Inc.), Duke Energy Field Services (“DEFS”), Crosstex Energy, L.P., and Houston Pipe Line Company, an affiliate of Energy Transfer Partners, L.P.  Our Texas Gulf Coast Processing segments’ primary competitors are Enterprise, ExxonMobile and DEFS.  The primary competitors for our Mid-Continent Operations business include CenterPoint, DEFS, Enogex Inc. (“Enogex”), an affiliate of OGE Energy Corp., and Enerfin Resources Company.  Many of our competitors have greater financial resources than we have.

If we are unable to maintain or increase the throughput on our pipeline systems because of decreased drilling activity in the areas in which we operate, decreased production from the wells connected to our systems or an inability to connect new supplies of gas and attract new customers to our gathering and transmission lines, then our business and financial results or our ability to achieve our growth strategy could be materially adversely affected.

If KMTP’s Laredo-to-Katy pipeline becomes unavailable to transport natural gas to or from our Houston Central Processing Plant for any reason, then our cash flow and revenue could be adversely affected.

Our ability to contract for natural gas supplies in the Texas Gulf Coast region will often depend on our ability to deliver gas to our Houston Central Processing Plant and downstream markets.  If we are unable to deliver natural gas to this processing plant or to downstream markets, then our ability to contract for natural gas supplies could be hindered, and our cash flow and revenue would likely be adversely affected.  For the year ended December 31, 2005, approximately 51% of the total natural gas delivered by our pipelines was delivered to KMTP.  We deliver this natural gas to KMTP in order to transport it to our Houston Central Processing Plant, which straddles KMTP’s Laredo-to-Katy pipeline.  Depending on the supply of residue gas at our processing plant and natural gas market conditions, we may sell natural gas to KMTP or to other shippers that transport natural gas through KMTP’s Laredo-to-Katy pipeline.  Additionally, we may use KMTP’s Laredo-to-Katy pipeline to transport natural gas to our pipelines located in the Upper Gulf Coast Region of our Texas Gulf Coast Pipelines segment and to downstream markets.

If KMTP’s pipeline were to become unavailable for any reason, the volumes transported to our Houston Central Processing Plant would be reduced substantially, and our cash flows and revenues from our processing business could be adversely affected.  In addition, many producers that use our Texas Gulf Coast gathering systems have natural gas containing NGLs that must be conditioned or processed in order to meet downstream market quality specifications.  If we were unable to ship such natural gas to our Houston Central Processing Plant for processing or conditioning, and, if required, treating, we would need to arrange for transportation through other pipelines that could provide these services.  Alternatively, we might be required to lease smaller conditioning, and possibly treating, facilities in order to deliver to other pipelines having restrictive natural gas quality specifications.

We generally do not obtain independent evaluations of natural gas reserves dedicated to our pipeline systems; therefore, volumes of natural gas transported on our pipeline systems in the future could be less than we anticipate, which may cause our revenues and operating income to be less than we expect.

We generally do not obtain independent evaluations of natural gas reserves connected to our pipeline systems due to the unwillingness of producers to provide reserve information as well as the cost of such evaluations.  Accordingly, we do not have estimates of total reserves dedicated to our systems or the anticipated life of such reserves.  If the total reserves or estimated life of the reserves connected to our pipeline systems is less than we anticipate and we are unable to secure additional sources of natural gas, then the volumes of natural gas transported on our pipelines in the future could be less than we anticipate.  A decline in the volumes of natural gas transported on our pipeline systems may cause our revenues to be less than we expect.

We are exposed to the credit risk of our customers and counterparties, and a general increase in the nonpayment and nonperformance by our customers could have an adverse impact on our financial condition and results of operations.

Risks of nonpayment and nonperformance by our customers are a major concern in our business.  We are subject to risks of loss resulting from nonpayment or nonperformance by our customers.  Any increase in the nonpayment and nonperformance by our customers could have an adverse impact on our operating results and could adversely impact our liquidity.

Our profitability depends upon prices and market demand for natural gas and NGLs, which are beyond our control and have been volatile.

Our profitability is affected by prevailing NGL and natural gas prices and we are subject to significant risks due to fluctuations in commodity prices.  These risks are based primarily upon two components of our business:  (1) processing or conditioning at our processing plants, and (2) purchasing and selling volumes of natural gas at index-related prices.

The profitability of our Houston Central Processing Plant is affected by the relationship between natural gas prices and NGL prices.  When natural gas prices are low relative to NGL prices, it is more profitable for us to process the natural gas than to condition it.  When natural gas prices are high relative to NGL prices, we have the flexibility to condition natural gas at the Houston Central Processing Plant rather than fully process it, but the resulting margins are less.  Accordingly, if natural gas prices remain high relative to NGL prices for extended periods of time, then our results of operations could be adversely impacted.

The margins we realize from purchasing and selling a portion of the natural gas that we deliver through our Texas Gulf Coast Pipelines systems decrease in periods of low natural gas prices because such gross margins are based primarily on a percentage of the index price.  For the year ended December 31, 2005, approximately 96% of the natural gas purchased by our Texas Gulf Coast Pipelines segment was purchased with a percentage of relevant index pricing component.  Accordingly, a decline in the price of natural gas could have an adverse impact on our results of operations from our Texas Gulf Coast Pipelines business.

The profitability of our Mid-Continent Operations segment is affected primarily by the level of NGL and natural gas prices.  Because we generally receive a percentage of the sales proceeds of any NGLs extracted from the natural gas we gather in our Mid-Continent Operations segment as well as a percentage of the sales proceeds of the residue gas remaining after the NGL extraction, our Mid-Continent Operations segment’s profitability increases with higher commodity prices and decreases with a fall in commodity prices.

In the past, the prices of natural gas and NGLs have been extremely volatile, and we expect this volatility to continue.  For example, during the years ended December 31, 2004 and 2005, the Houston Ship Channel, or HSC, natural gas index price ranged from a high of $7.32 per MMBtu to a low of $4.88 per MMBtu and from a high of $10.92 per MMBtu to a low of $5.74 per MMBtu, respectively.  A composite of the Oil Price Information Service, or OPIS, Mt. Belvieu monthly average NGL price based upon our average NGL composition during the years ended December 31, 2004 and 2005 ranged from a high of approximately $0.855 per gallon to a low of approximately $0.569 per gallon and from a high of approximately $1.116 per gallon to a low of approximately $0.729 per gallon, respectively.

We will seek to maintain a position that is substantially balanced between purchases and sales for future delivery obligations.  However, we may not be successful in balancing our natural gas purchases and sales.  In addition, a producer could fail to deliver contracted volumes or deliver in excess of contracted volumes, or a consumer could take more or less than contracted volumes.  Any of these actions could cause an imbalance in our natural gas purchases and sales.  If our purchases and sales of natural gas are not balanced, we will face increased exposure to commodity price risks, which could increase the volatility of our operating income.

The markets and prices for natural gas and NGLs depend upon many factors beyond our control.  These factors include demand for oil, natural gas and NGLs, which fluctuate with changes in market and economic conditions and other factors, including:

•                                          the impact of weather on the demand for oil and natural gas;

•                                          the level of domestic oil and natural gas production;

•                                          the availability of imported oil and natural gas;

•                                          actions taken by foreign oil and gas producing nations;

•                                          the availability of local, intrastate and interstate transportation systems;

•                                          the availability and marketing of competitive fuels;

•                                          the impact of energy conservation efforts; and

•                                          the extent of governmental regulation and taxation.

A change in the characterization of some of our assets by federal, state or local regulatory agencies or a change in policy by those agencies may result in increased regulation of our assets, which may cause our revenues to decline and operating expenses to increase.

Most of our Texas pipelines are gathering systems that have been deemed non-utilities by the Railroad Commission of Texas, or TRRC.  Through the ScissorTail Acquisition, we acquired gathering systems in Oklahoma that are not subject to utility regulation by the Oklahoma Corporation Commission, or OCC.  Under Texas law, non-utilities in Texas are not subject to general rate regulation by the TRRC.  Under Oklahoma law, non-utilities in Oklahoma (such as ScissorTail’s gathering systems) are not subject to general rate regulation by the OCC.  Should the status of these non-utility assets change, they would become subject to general rate regulation by the TRRC or OCC, which could adversely affect the rates that we are allowed to charge our customers. Some of our intrastate natural gas transmission pipelines are subject to regulation as a common purchaser and as a gas utility by the TRRC.  The TRRC’s jurisdiction over these pipelines extends to both rates and pipeline safety.  The rates we charge for transportation services in Texas are deemed just and reasonable under Texas law unless challenged in a complaint.  Should a complaint be filed or should regulation become more active, our business could be adversely affected.

As a natural gas gatherer and intrastate pipeline company, we are exempt from Federal Energy Regulatory Commission, or FERC, regulation under the Natural Gas Act of 1938, or NGA, but FERC regulation still affects our business and the market for our products.  FERC’s policies and practices across the range of its natural gas pipeline regulatory activities, including, for example, its policies on open access transportation, ratemaking, capacity release, and market center promotion, indirectly affect intrastate markets.  In recent years, FERC has pursued pro-competitive policies in its regulation of interstate natural gas pipelines.  However, we cannot assure you that FERC will continue this approach as it considers matters such as pipeline rates and rules and policies that may affect rights of access to natural gas transportation capacity.  In addition, the rates, terms and conditions of some of the transportation services we provide on our pipelines are subject to FERC regulation under Section 311 of the Natural Gas Policy Act.

Other state and local regulations also affect our business.  Our gathering lines in Texas are subject to ratable take and common purchaser statutes.  The gathering facilities we acquired in the ScissorTail Acquisition are likewise subject to ratable take and common purchaser statutes in Oklahoma.  Ratable take statutes generally require gatherers to take, without undue discrimination, natural gas production that may be tendered to the gatherer for handling.  Similarly, common purchaser statutes generally require gatherers to purchase without undue discrimination as to source of supply or producer.  These statutes restrict our right as an owner of gathering facilities to decide with whom we contract to purchase or transport natural gas.  Federal law leaves any economic regulation of natural gas gathering to the states.  Texas and Oklahoma have adopted complaint-based regulation of natural gas gathering activities, which allows natural gas producers and shippers to file complaints with state regulators in an effort to resolve grievances relating to natural gas gathering access and rate discrimination.

Compliance with pipeline integrity regulations issued by the TRRC and OCC could result in substantial expenditures for testing, repairs and replacement.

The TRRC and OCC regulations require periodic testing of all intrastate pipelines meeting certain size and location requirements.  Our costs relating to compliance with the required testing and repairs under the TRRC regulations was $0.8 million for the year ended December 31, 2005.  No costs were incurred relating to the pipeline integrity testing requirements of the OCC for the year ended December 31, 2005. If our pipelines fail to meet the safety standards mandated by the TRRC or OCC regulations, then we may be required to repair or replace sections of such pipelines, the cost of which cannot be estimated at this time.

Because we handle natural gas and other petroleum products in our pipeline and processing businesses, we may incur significant costs and liabilities in the future resulting from a failure to comply with new or existing environmental regulations or an accidental release of hazardous substances into the environment.

The operations of our gathering systems, plants and other facilities are subject to stringent and complex federal, state and local environmental laws and regulations.  These laws and regulations can restrict or impact our business activities in many ways, including restricting the manner in which we dispose of substances, requiring remedial action to remove or mitigate contamination, and requiring capital expenditures to comply with control requirements.  Failure to comply with these laws and regulations may trigger a variety of administrative, civil and criminal enforcement measures, including the assessment of monetary penalties, the imposition of remedial requirements, and the issuance of orders enjoining future operations.  Certain environmental statutes impose strict, joint and several liability for costs required to clean up and restore sites where substances and wastes have been disposed or otherwise released.  Moreover, it is not uncommon for neighboring landowners and other third parties to file claims for personal injury and property damage allegedly caused by the release of hazardous substances or wastes into the environment.

There is inherent risk of the incurrence of environmental costs and liabilities in our business due to our handling of natural gas and other petroleum products, air emissions related to our operations, historical industry operations including releases of substances into the environment, and waste disposal practices.  For example, an accidental release from one of our pipelines or processing facilities could subject us to substantial liabilities arising from environmental cleanup, restoration costs and natural resource damages, claims made by neighboring landowners and other third parties for personal injury and property damage, and fines or penalties for related violations of environmental laws or regulations.  Moreover, the possibility exists that stricter laws, regulations or enforcement policies could significantly increase our compliance costs and the cost of any remediation that may become necessary.  We may not be able to recover some or any of these costs from insurance.

Expanding our business by constructing new assets will subject us to risks that the project may not be completed on schedule, the costs associated with the project may exceed our expectations and additional natural gas supplies may not be available following completion of the project, which could cause our revenues to be less than anticipated.  Our operating cash flows from our capital projects also may not be immediate.

One of the ways we may grow our business is through the construction of additions to our existing gathering and transportation systems (including additional compression) and additional modifications at our existing processing plants.  The construction of additions or modifications to our existing gathering and transportation systems and processing and treating facilities, and the construction of new gathering and processing facilities, involve numerous regulatory, environmental, political, legal and operational uncertainties beyond our control and require the expenditure of significant amounts of capital.  If we undertake these projects, they may not be completed on schedule or at all or at the budgeted cost.  Moreover, our revenues may not increase immediately upon the expenditure of funds on a particular project.  For instance, our non-wholly-owned operating subsidiary, Southern Dome, LLC, is constructing a processing plant and pipelines to support anticipated future production in Oklahoma County, Oklahoma for which significant cash flows will be expended.  The cost of the project will be born by us and the other member of Southern Dome with our share of the construction costs expected to be approximately $18.0 million.  The design, construction, development and installation of the Southern Dome processing plant and pipelines may occur over an extended period of time, and we may not receive any material increase in operating cash flow from that project until after it is placed in service.  If we experience unanticipated or extended delays in generating operating cash flow from this or other projects, then we may need to reduce or reprioritize our capital budget to meet our capital requirements.  We may also rely on estimates of future production in our decision to construct additions to our gathering and transportation systems, which may prove to be inaccurate because there are numerous uncertainties inherent in estimating quantities of future production.  As a result, new facilities may not be able to attract enough throughput to achieve our expected investment return.

If the cost of renewing existing rights-of-way increases, then it may have an adverse impact on our profitability.  In addition, if we are unable to obtain new rights-of-way, then we may be unable to fully execute our growth strategy.

The construction of additions to our existing gathering and transportation assets may require us to obtain new rights-of-way prior to constructing new pipelines.  We may be unable to obtain such rights-of-way to connect new natural gas supplies to our existing gathering lines or capitalize on other attractive expansion opportunities.  Additionally, it may become more expensive for us to obtain new rights-of-way or to renew existing rights-of-way.  If the cost of renewing existing rights-of-way increases, then our results of operations could be adversely affected.  In addition, increased rights-of-way costs could impair our ability to grow.

Our business involves many hazards and operational risks, some of which may not be fully covered by insurance. If a significant accident or event occurs that is not fully insured, our operations could be temporarily or permanently impaired, and our liabilities and expenses could be significant.

Our operations are subject to the many hazards inherent in the gathering, compression, treating, processing and transportation of natural gas and NGLs, including:

•                                       damage to pipelines, pipeline blockages and damage to related equipment and surrounding properties caused by hurricanes, tornadoes, floods, fires, extreme weather conditions and other natural disasters and by acts of terrorism;

•                                          inadvertent damage from construction and farm equipment;

•                                          leaks of natural gas, NGLs and other hydrocarbons;

•                                          operator error; and

•                                          fires and explosions.

These risks could result in substantial losses due to personal injury and/or loss of life, severe damage to and destruction of property and equipment and pollution or other environmental damage and may result in curtailment or suspension of our related operations.  In addition, mechanical malfunctions, undetected ruptures in pipelines, faulty measurement or other errors may result in significant costs or lost revenues.  Our operations are primarily concentrated in the Texas Gulf Coast region and in central and eastern Oklahoma, and a natural disaster or other hazard affecting any of these areas could have a material adverse effect on our operations.  For example, although we did not suffer significant damage, Hurricane Katrina and Hurricane Rita damaged gathering systems, processing facilities, and NGL fractionators along the Gulf Coast in August and September 2005, respectively, which curtailed or suspended the operations of various energy companies with assets in the region.  There can be no assurance that insurance will cover all damages and losses resulting from these types of natural disasters.  We are not fully insured against all risks incident to our business. In accordance with typical industry practice, we do not have any property insurance on any of our underground pipeline systems that would cover damage to the pipelines.  We are not insured against all environmental accidents that might occur, other than those considered to be sudden and accidental.  Our business interruption insurance covers only losses arising from physical damage to our Houston Central Processing Plant, our Copano Bay pipeline system, our Paden Plant and other systems without alternative interconnects.  If a significant accident or event occurs that is not fully insured, our operations could be temporarily or permanently impaired, and our liabilities and expenses could be significant.

Due to our lack of asset diversification, adverse developments in our gathering, transportation, processing and related businesses would have a significant impact on our results of operations.

Substantially all of our revenues are generated from our gathering, dehydration, treating, conditioning, processing and transportation businesses, and as a result, our financial condition depends upon prices of, and continued demand for, natural gas and NGLs.  Furthermore, substantially all of our assets are located in Texas and Oklahoma.  Due to our lack of diversification in asset type and location, an adverse development in one of these businesses or in these areas would have a significantly greater impact on our financial condition and results of operations than if we maintained more diverse assets.

If we fail to maintain an effective system of internal control over financial reporting, we may not be able to accurately report our financial results or prevent fraud. As a result, we may experience materially higher compliance costs.

In early 2005, we began a process to document and evaluate our internal control over financial reporting in order to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 and the related regulations, which require annual management assessments of the effectiveness of our internal control over financial reporting and a report by our independent registered public accounting firm addressing these assessments.  In this regard, management has dedicated internal resources, engaged outside consultants and adopted a detailed work plan to (i) assess and document the adequacy of our internal control over financial reporting, (ii) take steps to improve control processes, where appropriate, (iii) validate through testing that controls are functioning as documented and (iv) implement a continuous review and reporting process for internal control over financial reporting.  Our efforts to comply with Section 404 of the Sarbanes-Oxley Act of 2002 and the related regulations regarding our assessment of our internal control over financial reporting and our independent registered public accounting firm’s audit of that assessment have resulted, and are likely to continue to result, in increased expenses.  We cannot be certain that these measures will ensure that we maintain adequate controls over our financial processes and reporting in the future.  Any failure to implement required new controls, or difficulties encountered in their implementation, could harm our operating results or cause us to fail to meet our reporting obligations.  If compliance with policies or procedures deteriorate and we fail to correct any associated issues in the design or operating effectiveness of our internal control over financial reporting or fail to prevent fraud, current and potential holders of our securities could lose confidence in our financial reporting, which could harm our business.

Risks Related to Our Structure

Our limited liability company agreement prohibits a unitholder who acquires 15% or more of our common units without the approval of our board of directors from engaging in a business combination with us for three years.  This provision could discourage a change of control that our unitholders may favor, which could negatively affect the price of our common units.

Our limited liability company agreement effectively adopts Section 203 of the Delaware General Corporation Laws, or the DGCL. Section 203 of the DGCL as it applies to us prevents an interested unitholder, defined as a person who owns 15% or more of our outstanding units, from engaging in business combinations with us for three years following the time such person becomes an interested unitholder. Section 203 broadly defines “business combination” to encompass a wide variety of transactions with or caused by an interested unitholder, including mergers, asset sales and other transactions in which the interested unitholder receives a benefit on other than a pro rata basis with other unitholders.  This provision of our limited liability company agreement could have an anti-takeover effect with respect to transactions not approved in advance by our board of directors, including discouraging takeover attempts that might result in a premium over the market price for our common units.

Our cap on certain general and administrative expenses expires on December 31, 2007 (if not extended by our pre-IPO investors).  Once the cap expires, our pre-IPO investors will no longer be required to reimburse us for certain amounts in excess of the cap, which could materially reduce the cash available for distribution to our unitholders.

Pursuant to our limited liability company agreement, for three years beginning on January 1, 2005, our pre-IPO investors agreed to reimburse us for our general and administrative expenses in excess of the following levels (subject to certain limitations):

Year	General and Administrative Expense Limitation
1	$1.50 million per quarter
2	$1.65 million per quarter
3	$1.80 million per quarter

During this three-year period, the limitation on general and administrative expenses for any quarter will be increased by 10% of the amount by which EBITDA for that quarter exceeds $5.4 million.  This limitation, or cap, on general and administrative expenses excludes non-cash expenses as well as expenses we may incur in connection with potential acquisitions and capital improvements.

Once the cap expires, our pre-IPO investors will no longer be required to reimburse us for certain amounts in excess of the cap.  As a result, all of our general and administrative expenses will be paid by us, which could materially reduce the cash available for distributions to our unitholders.  For a detailed discussion of our cap on general and administrative expenses, please read “Management’s Discussion and Analysis of Financial Condition and Results of Operation —How We Evaluate Our Operations—General and Administrative Expenses” included in our Annual Report on Form 10-K for the year ended December 31, 2005, which is incorporated by reference into this prospectus.

Distributions to our pre-IPO investors may be insufficient to allow them to reimburse us for all of our general and administrative expenses in excess of the cap, which could materially reduce the cash available for distributions to our unitholders.

Our pre-IPO investors have agreed to reimburse us on a quarterly basis for our general and administrative expenses in excess of stated levels for a period of three years beginning on January 1, 2005, subject to certain limitations.  These reimbursements initially were made, without limitation, from an aggregate of $4 million held in escrow accounts established immediately prior to our initial public offering with the proceeds of a distribution made by us to our pre-IPO investors.  As a result of reimbursement obligations for excess general and administrative expenses through September 30, 2005, these escrowed funds were exhausted.  Any further reimbursement obligation is limited solely to the amount of distributions attributable to the 5,557,378 common and subordinated units owned by our pre-IPO investors immediately prior to our initial public offering.  Based on our current quarterly distribution rate of $0.55 per unit, these distributions would total, in the aggregate, $3.05 million quarterly and $12.2 million annually.  If the distributions attributable to the common and subordinated units held by our pre-IPO investors immediately prior to our initial public offering are insufficient to reimburse us for all of the excess general and administrative expense, then amounts not reimbursed will be paid by us, which could have a material adverse effect on the cash available for distribution to our unitholders.

We may issue additional common units without your approval, which would dilute your existing ownership interests.

During the subordination period, we may issue up to 3,519,126 additional common units without your approval.  We may also issue an unlimited number of additional common units or other equity securities of equal rank with the common units, without your approval, in a number of circumstances, such as:

•                                         the issuance of common units in connection with acquisitions or capital improvements that our management determines would increase cash flow from operations per unit on an estimated pro forma basis;

•                                          issuances of common units to repay certain indebtedness, the cost of which to service is greater than the distribution obligations associated with the units issued in connection with the debt’s retirement;

•                                          the conversion of subordinated units into common units;

•                                          the conversion of units of equal rank with the common units into common units under some circumstances;

•                                          the issuance of common units under our long-term incentive plan; or

•                                          the redemption of common units with the proceeds of a concurrent offering of common units.

After the end of the subordination period, we may issue an unlimited number of limited liability company interests of any type, including common units, without the approval of our unitholders.  Our limited liability company agreement does not give the unitholders the right to approve our issuance at any time of equity securities ranking junior to the common units.

The issuance of additional common units or other equity securities of equal or senior rank will have the following effects:

•                                          your proportionate ownership interest in us will decrease;

•                                          the amount of cash available for distribution on each unit may decrease;

•                                          because a lower percentage of total outstanding units will be subordinated units, the risk that a shortfall in the payment of the minimum quarterly distribution will be borne by the common unitholders will increase;

•                                          the relative voting strength of each previously outstanding unit will be diminished; and

•                                          the market price of the common units may decline.

Our limited liability company agreement provides for a limited call right that may require you to sell your common units at an undesirable time or price.

If, at any time, any person owns more than 90% of the common units then outstanding, such person has the right, but not the obligation, which it may assign to any of its affiliates or to us, to acquire all, but not less than all, of the remaining common units then outstanding at a price not less than the then-current market price of the common units.  As a result, you may be required to sell your common units at an undesirable time or price and may therefore not receive any return on your investment.  You may also incur tax liability upon a sale of your units.

Certain of our investors may sell units in the public market, which could reduce the market price of our outstanding common units.

Pursuant to our limited liability company agreement and the Stakeholder’s Agreement dated July 30, 2004 among us and our pre-IPO investors, we agreed to register for sale units received by affiliates of our management, Credit Suisse and EnCap Investments in connection with our initial public offering, including 2,038,252 common units received upon the closing of the IPO and 3,519,125 common units to be issued upon the conversion of our subordinated units.  Each subordinated unit will convert into one common unit at the end of the subordination period, which may be as early as the first quarter of 2007.  For a more detailed description of the circumstances under which the subordinated units will convert into common units, please read “Description of Our Common Units – Conversion of the Subordinated Units.”  We have also agreed to register (i) 6,203,216 common units issued to private investors in connection with the ScissorTail Acquisition and (ii) 1,418,440 common units issued to private investors in December 2005 and January 2006. Pursuant to these obligations, we registered an aggregate of 7,260,908 of these common units under a registration statement on Form S-3, which was declared effective by the Securities and Exchange Commission on January 26, 2006.  Additionally, we have registered under a registration statement on Form S-3 the 1,418,440 common units offered pursuant to this prospectus.  If investors holding these units were to dispose of a substantial portion of their units in the public market, it could temporarily reduce the market price of our outstanding common units.

Tax Risks to Common Unitholders

You should read “Material Tax Consequences” for a more complete discussion of the expected material federal income tax consequences of owning and disposing of common units.

Our tax treatment depends on our status as a partnership for federal income tax purposes, as well as our not being subject to entity-level taxation by individual states.  If the IRS treats us as a corporation for tax purposes or we become subject to entity-level taxation, it would substantially reduce the amount of cash available for distribution to you.

The after-tax benefit of an investment in our common units depends largely on our being treated as a partnership for federal income tax purposes.  We have not requested, and do not plan to request, a ruling from the IRS on this or any other tax matter that affects us.

If we were treated as a corporation for federal income tax purposes, we would pay federal income tax on our taxable income at the corporate tax rates, currently at a maximum rate of 35%, and would likely pay state income tax at varying rates.  Distributions to you would generally be taxed again as corporate distributions, and no income, gain, loss or deduction would flow through to you.  Because a tax would be imposed on us as a corporation, our cash available for distribution to our unitholders would be substantially reduced.  Therefore, our treatment as a corporation would result in a material reduction in the anticipated cash flow and after-tax return to our unitholders and therefore would likely result in a substantial reduction in the value of our common units.

Current law or our business may change so as to cause us to be treated as a corporation for federal income tax purposes or otherwise subject us to entity-level taxation.  In addition, because of widespread state budget deficits, several states are evaluating ways to subject partnerships and limited liability companies to entity-level taxation through the imposition of state income, franchise or other form of taxation.  If any state were to impose a tax upon us as an entity, the cash available to us for distribution to you would be reduced.  Our limited liability company agreement provides that if a law is enacted or existing law is modified or interpreted in a manner that subjects us to taxation as a corporation or otherwise subjects us to entity-level taxation for federal, state or local income tax purposes, then the minimum quarterly distribution amount will be adjusted to reflect the impact of that law on us.

A successful IRS contest of the federal income tax positions we take may adversely affect the market for our common units, and the costs of any contest will reduce cash available for distribution to our unitholders.

We have not requested a ruling from the IRS with respect to our treatment as a partnership for federal income tax purposes or any other matter that affects us.  The IRS may adopt positions that differ from the positions we take.  It may be necessary to resort to administrative or court proceedings to sustain some or all of the positions we take. A court may disagree with some or all of the positions we take.  Any contest with the IRS may materially and adversely impact the market for our common units and the price at which they trade.  In addition, our costs of any contest with the IRS will result in a reduction in cash available for distribution to our unitholders and thus will be borne indirectly by our unitholders.

You will  be required to pay taxes on income from us even if you do not receive any cash distributions from us.

You will be required to pay any federal income taxes and, in some cases, state and local income taxes on your share of our taxable income, whether or not you receive cash distributions from us.  You may not receive cash distributions from us equal to your share of our taxable income or even equal to the tax liability that results from the taxation of your share of our taxable income.

Tax-exempt entities and foreign persons face unique tax issues from owning common units that may result in adverse tax consequences to them.

Investment in common units by tax-exempt entities, including employee benefit plans and individual retirement accounts (known as IRAs), and non-U.S. persons raises issues unique to them.  For example, virtually all of our income allocated to organizations exempt from federal income tax, including individual retirement accounts and other retirement plans, will be unrelated business taxable income and will be taxable to such a unitholder.  Distributions to non-U.S. persons will be reduced by withholding taxes imposed at the highest effective applicable tax rate, and non-U.S. persons will be required to file United States federal income tax returns and pay tax on their share of our taxable income.  If you are a tax-exempt entity or a non-U.S. person, you should consult your tax advisor before investing in our units.

We treat each purchaser of our common units as having the same tax benefits without regard to the actual common units purchased.  The IRS may challenge this treatment, which could adversely affect the value of the common units.

Because we cannot match transferors and transferees of common units, we have adopted depreciation and amortization positions that may not conform with all aspects of existing Treasury Regulations.  A successful IRS challenge to those positions could adversely affect the amount of tax benefits available to our unitholders.  It also could affect the timing of these tax benefits or the amount of gain on the sale of common units and could have a negative impact on the value of our common units or result in audits of and adjustments to our unitholders’ tax returns.  Please read “Material Tax Consequences — Tax Consequences of Unit Ownership — Section 754 Election” for a further discussion of the effect of the depreciation and amortization positions we have adopted.

Unitholders may be subject to state and local taxes and return filing requirements.

In addition to federal income taxes, unitholders will likely be subject to other taxes, including state and local taxes, unincorporated business taxes and estate, inheritance or intangible taxes that are imposed by the various jurisdictions in which we do business or own property now or in the future, even if our unitholders do not reside in any of those jurisdictions.  Our unitholders will likely be required to file state and local income tax returns and pay state and local income taxes in some or all of these jurisdictions.  Further, unitholders may be subject to penalties for failure to comply with those requirements.  We currently do business and own assets in Texas and Oklahoma.  Although Texas does not currently impose a personal income tax, Oklahoma does and as we make acquisitions or expand our business, we may do business or own assets in other jurisdictions that impose a personal income tax.  It is the responsibility of each unitholder to file all United States federal, state and local tax returns that may be required of such unitholder.  Our counsel has not rendered an opinion on the state or local tax consequences of an investment in the common units.

The sale or exchange of 50% or more of our capital and profits interests during any twelve-month period will result in the technical termination of our partnership for federal income tax purposes.

We will be considered to have technically terminated for federal income tax purposes if there is a sale or exchange of 50% or more of the total interests in our capital and profits within a twelve-month period.  While we would continue our existence as a Delaware limited liability company, our technical termination would, among other things, result in the closing of our taxable year for all unitholders and could result in a deferral of depreciation deductions allowable in computing our taxable income.  Please read “Material Tax Consequences—Disposition of Common Units—Constructive Termination” for a description of the consequences of our termination for tax purposes.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the common units contemplated by this prospectus.  Please read “Selling Unitholders” for a list of the persons receiving proceeds from the sale of the common units.

DESCRIPTION OF OUR COMMON UNITS

Our common units and subordinated units represent limited liability company interests in us.  The holders of these units are entitled to participate in distributions and exercise the rights or privileges available to members under our limited liability company agreement.  As of April 1, 2006, we had outstanding 14,812,233 common units, representing a 80.8% member interest and 3,519,126 subordinated units, representing a 19.2% member interest.

Our Limited Liability Company Agreement

Our limited liability company agreement contains additional provisions, many of which apply to holders of our common units.  A copy of our limited liability company agreement is included in our other SEC filings and incorporated by reference in this prospectus.

Our Cash Distribution Policy

During the subordination period, the common units have the right to receive distributions of available cash from operating surplus in an amount equal to the minimum quarterly distribution of $0.40 per unit, plus any arrearages in the payment of the minimum quarterly distribution on the common units from prior quarters, before any distributions of available cash from operating surplus may be made on the subordinated units.  The purpose of the subordinated units is to increase the likelihood that during the subordination period there will be available cash to be distributed on the common units.

We must distribute all of our cash on hand at the end of each quarter, less reserves established by our board of directors.  The amount of this “available cash” may be greater than or less than the minimum quarterly distribution.

Timing of Distributions

We pay distributions approximately 45 days after March 31, June 30, September 30 and December 31 to unitholders of record on the applicable record date.

Conversion of the Subordinated Units

Each subordinated unit will convert into one common unit at the end of the subordination period, which will end once we meet the financial tests set forth in the limited liability company agreement.  The subordination period will extend until the first day of any quarter beginning after December 31, 2006 that each of the following tests is met:

•                                          distributions of available cash from operating surplus on each of the outstanding common units and subordinated units for the two consecutive four-quarter periods immediately preceding that date equaled or exceeded the minimum quarterly distribution;

•                                          the “adjusted operating surplus” generated during the two consecutive four-quarter periods immediately preceding that date equaled or exceeded the sum of the minimum quarterly distributions on all of the outstanding common units and subordinated units; and

•                                          there are no arrearages in payment of the minimum quarterly distribution on the common units.

Any quarterly distributions payable to our pre-IPO investors that are used to satisfy any reimbursement obligations associated with our cap on general and administrative expenses are considered distributed to such pre-IPO investors for purposes of determining whether these tests have been met.

Issuance of Additional Units

Our limited liability company agreement authorizes us to issue an unlimited number of additional securities and rights to buy securities for the consideration and on the terms and conditions determined by our board of directors without the approval of the unitholders.  During the subordination period, however, except as we discuss in the following paragraph, we may not issue equity securities ranking senior to the common units or an aggregate of more than 3,519,126 additional common units, or 50% of the common units outstanding immediately after our initial public offering in November 2004, or units on a parity with the common units, in each case, without the approval of the holders of a unit majority.

During the subordination period or thereafter, we may issue an unlimited number of common units without the approval of the unitholders as follows:

•                                          upon conversion of the subordinated units;

•                                          for the redemption of common units or other equity securities of equal rank with the common units from the net proceeds of an issuance of common units or parity units, but only if the redemption price equals the net proceeds per unit, before expenses, to us;

•                                          under employee benefit plans;

•                                          upon conversion of units of equal rank with the common units into common units under some circumstances;

•                                          in the event of a combination or subdivision of common units;

•                                          in connection with an acquisition or an expansion capital improvement that our management determines would increase cash flow from operations per unit on an estimated pro forma basis; or

•                                          if the proceeds of the issuance are used to repay certain indebtedness, the cost of which to service is greater than the distribution obligations associated with the units issued in connection with retirement of the debt.

During the subordination period, we may also issue, without unitholder approval, an unlimited number of securities that are similar to subordinated units because such units are not entitled, during the subordination period, to receive distributions of available cash from operating surplus until after the common units and parity units have been paid the minimum quarterly distribution and any arrearages.

It is possible that we will fund acquisitions through the issuance of additional common units or other equity securities.  Holders of any additional common units we issue will be entitled to share equally with the then-existing holders of common units in our distributions of available cash.  In addition, the issuance of additional common units or other equity securities may dilute the value of the interests of the then-existing holders of common units in our net assets.

In accordance with Delaware law and the provisions of our limited liability company agreement, we may also issue additional securities that, as determined by our board of directors, may have special voting rights to which the common units are not entitled.

The holders of common units do not have preemptive rights to acquire additional common units or other securities.

Voting Rights

Common unitholders have the right to vote with respect to the election of our Board of Directors, certain issuances of common units during the subordination period, the issuance of units senior to the common units during the subordination period, certain amendments to our limited liability company agreement, the merger of our company or the sale of all or substantially all of our assets, and the dissolution of our company.

Limited Call Right

If at any time any person owns more than 90% of the then-issued and outstanding membership interests of any class, such person will have the right, which it may assign in whole or in part to any of its affiliates or to us, to acquire all, but not less than all, of the remaining membership interests of the class held by unaffiliated persons as of a record date to be selected by our management, on at least 10 but not more than 60 days’ notice.  The unitholders are not entitled to dissenters’ rights of appraisal under the limited liability company agreement or applicable Delaware law if this limited call right is exercised.  The purchase price in the event of the exercise of this right is the greater of:

•                                          the highest cash price paid by such person for any membership interests of the class purchased within the 90 days preceding the date on which such person first mails notice of its election to purchase those membership interests; or

•                                          the current market price as of the date three days before the date the notice is mailed.

As a result of this limited call right, a holder of membership interests in our company may have his membership interests purchased at an undesirable time or price.  Please read “Risk Factors — Risks Related to Our Structure.”  The tax consequences to a unitholder of the exercise of this call right are the same as a sale by that unitholder of his common units in the market.  Please read “Material Tax Consequences — Disposition of Common Units.”

Exchange Listing

Our common units are traded on The Nasdaq National Market under the symbol “CPNO.”

Transfer Agent and Registrar Duties

American Stock Transfer and Trust Company serves as registrar and transfer agent for the common units.  We pay all fees charged by the transfer agent for transfers of common units except the following fees that will be paid by unitholders:

•                                          surety bond premiums to replace lost or stolen certificates, taxes and other governmental charges;

•                                          special charges for services requested by a holder of a common unit; and

•                                          other similar fees or charges.

There will be no charge to holders for disbursements of our cash distributions.  We will indemnify the transfer agent, its agents and each of their shareholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence or intentional misconduct of the indemnified person or entity.

Resignation or Removal.  The transfer agent may at any time resign, by notice to us, or be removed by us.  The resignation or removal of the transfer agent will become effective upon our appointment of a successor transfer agent and registrar and its acceptance of the appointment.  If no successor has been appointed and accepted the appointment within 30 days after notice of the resignation or removal, we are authorized to act as the transfer agent and registrar until a successor is appointed.

Transfer of Common Units

By transfer of common units in accordance with our limited liability company agreement, each transferee of common units shall be admitted as a unitholder with respect to the common units transferred when such transfer and admission is reflected in our books and records.  Additionally, each transferee of common units:

•                                          becomes the record holder of the common units;

•                                          automatically agrees to be bound by the terms and conditions of, and is deemed to have executed, our limited liability company agreement;

•                                          represents that the transferee has the capacity, power and authority to enter into the limited liability company agreement;

•                                          grants powers of attorney to our officers and any liquidator of our company as specified in the limited liability company agreement; and

•                                          makes the consents and waivers contained in the limited liability company agreement.

An assignee will become a unitholder of our company for the transferred common units upon the recording of the name of the assignee on our books and records.

Until a common unit has been transferred on our books, we and the transfer agent, notwithstanding any notice to the contrary, may treat the record holder of the unit as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations.

MATERIAL TAX CONSEQUENCES

This section is a discussion of the material tax consequences that we believe may be relevant to prospective unitholders who are individual citizens or residents of the United States and, unless otherwise noted in the following discussion, is in its entirety the opinion of Vinson & Elkins L.L.P., counsel to us, insofar as it relates to United States federal income tax matters.  This section is based on current provisions of the Internal Revenue Code, existing and proposed regulations and current administrative rulings and court decisions, all of which are subject to change.  Later changes in these authorities may cause the tax consequences to vary substantially from the consequences described below.  Unless the context otherwise requires, references in this section to “us” or “we” are references to Copano Energy, L.L.C. and its operating subsidiaries.

This section does not address all federal income tax matters that affect us or our unitholders. Furthermore, this section focuses on unitholders who are individual citizens or residents of the United States and has only limited application to corporations, estates, trusts, non-resident aliens or other unitholders subject to specialized tax treatment, such as tax-exempt institutions, foreign persons, individual retirement accounts (IRAs), real estate investment trusts (“REITs”) or mutual funds.  Accordingly, each prospective unitholder is urged to consult, and depend on, his own tax advisor in analyzing the federal, state, local and foreign tax consequences particular to him of the ownership or disposition of our common units.

No ruling has been or will be requested from the IRS regarding any matter that affects us or prospective unitholders.  Instead, we will rely on opinions and advice of Vinson & Elkins L.L.P. Unlike a ruling, an opinion of counsel represents only that counsel’s best legal judgment and does not bind the IRS or the courts.  Accordingly, the opinions and statements made herein may not be sustained by a court if contested by the IRS.  Any contest of this sort with the IRS may materially and adversely impact the market for our common units and the prices at which our common units trade.  In addition, the costs of any contest with the IRS will be borne directly or indirectly by the unitholders.  Furthermore, the tax treatment of us, or of an investment in us, may be significantly modified by future legislative or administrative changes or court decisions.  Any modifications may or may not be retroactively applied.

All statements as to matters of law and legal conclusions set forth below, unless otherwise noted, are the opinion of Vinson & Elkins L.L.P. and are based on the accuracy of the representations made by us.  Statements of fact do not represent opinions of Vinson & Elkins L.L.P.

For the reasons described below, Vinson & Elkins L.L.P. has not rendered an opinion with respect to the following specific federal income tax issues:

(1)	the treatment of a unitholder whose common units are loaned to a short seller to cover a short sale of common units (please read “— Tax Consequences of Unit Ownership — Treatment of Short Sales”);

(2)

whether our monthly convention for allocating taxable income and losses is permitted by existing Treasury Regulations (please read “— Disposition of Common Units — Allocations Between Transferors and Transferees”); and

(3)	whether our method for depreciating Section 743 adjustments is sustainable (please read “— Tax Consequences of Unit Ownership — Section 754 Election”).

Partnership Status

A limited liability company is treated as a partnership for federal income tax purposes and, therefore, is not a taxable entity and incurs no federal income tax liability.  Instead, each unitholder of a partnership is required to take into account his share of items of income, gain, loss and deduction of the partnership in computing his federal income tax liability, even if no cash distributions are made to him.  Distributions by a partnership to a unitholder are generally not taxable to the partner unless the amount of cash distributed to him is in excess of his adjusted basis in his partnership interests.

Section 7704 of the Internal Revenue Code provides that publicly traded partnerships will, as a general rule, be taxed as corporations.  However, an exception, referred to herein as the “Qualifying Income Exception,” exists with respect to publicly traded partnerships of which 90% or more of the gross income for every taxable year consists of “qualifying income.”  Qualifying income includes income and gains derived from the processing, transportation and marketing of natural resources, including natural gas and products thereof.  Other types of qualifying income include interest (other than from a financial business), dividends, gains from the sale of real property and gains from the sale or other disposition of assets held for the production of income that otherwise constitutes qualifying income.  We estimate that less than 5% of our current income does not constitute qualifying income; however, this estimate could change from time to time.  Based on and subject to this estimate, the factual representations made by us and a review of the applicable legal authorities, Vinson & Elkins L.L.P. is of the opinion that more than 90% of our current gross income constitutes qualifying income.  Thus, Vinson & Elkins L.L.P. is of the opinion that we will be treated as a partnership for federal income tax purposes.

No ruling has been or will be sought from the IRS, and the IRS has made no determination as to our status or the status of our operating subsidiaries for federal income tax purposes or whether our operations generate “qualifying income” under Section 7704 of the Internal Revenue Code.  Instead, we will rely on the opinion of Vinson & Elkins L.L.P. that we will be treated as a partnership for federal income tax purposes.

In rendering its opinion, Vinson & Elkins L.L.P. has relied on the following factual representations made by us and the assumption that we will continually comply with such representations:

(a)           We have not elected nor will we elect to be treated as a corporation; and

(b)           For each taxable year, more than 90% of our gross income has been and will be income that Vinson & Elkins L.L.P. has opined or will opine is “qualifying income” within the meaning of Section 7704(d) of the Internal Revenue Code.

If we fail to meet the Qualifying Income Exception, other than a failure that is determined by the IRS to be inadvertent and that is cured within a reasonable time after discovery, in which case the IRS may also require us to make adjustments with respect to our unitholders or pay other amounts, we will be treated as if we had transferred all of our assets, subject to liabilities, to a newly formed corporation, on the first day of the year in which we fail to meet the Qualifying Income Exception, in return for stock in that corporation, and then distributed that stock to the unitholders in liquidation of their interests in us.  This deemed contribution and liquidation would be tax-free to unitholders and us so long as we, at that time, do not have liabilities in excess of the tax basis of our assets.  Thereafter, we would be treated as a corporation for federal income tax purposes.

If we were taxable as a corporation in any taxable year, either as a result of a failure to meet the Qualifying Income Exception or otherwise, our items of income, gain, loss and deduction would be reflected only on our tax return rather than being passed through to the unitholders, and our net income would be taxed to us at corporate rates.  In addition, any distribution made to a unitholder would be treated as taxable dividend income to the extent of our current or accumulated earnings and profits, or, in the absence of earnings and profits, a nontaxable return of capital to the extent of the unitholder’s tax basis in his common units, or taxable capital gain, after the unitholder’s tax basis in his common units is reduced to zero.  Accordingly, taxation as a corporation would result in a material reduction in a unitholder’s cash flow and after-tax return and thus would likely result in a substantial reduction of the value of the units.

The remainder of this section is based on Vinson & Elkins L.L.P.’s opinion that we will be classified as a partnership for federal income tax purposes.

Unitholder Status

Unitholders who become members of our company will be treated as partners of our company for federal income tax purposes.  Also:

(a)                                  assignees who have executed and delivered transfer applications, and are awaiting admission as members, and

(b)                                 unitholders whose common units are held in street name or by a nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of their common units will be treated as partners of our company for federal income tax purposes.

As there is no direct authority addressing the federal tax treatment of assignees of common units who are entitled to execute and deliver transfer applications and thereby become entitled to direct the exercise of attendant rights, but who fail to execute and deliver transfer applications, the opinion of Vinson & Elkins L.L.P. does not extend to these persons.  Furthermore, a purchaser or other transferee of common units who does not execute and deliver a transfer application may not receive some federal income tax information or reports furnished to record holders of common units unless the common units are held in a nominee or street name account and the nominee or broker has executed and delivered a transfer application for those common units.

A beneficial owner of common units whose units have been transferred to a short seller to complete a short sale would appear to lose his status as a partner with respect to those units for federal income tax purposes. Please read “— Tax Consequences of Unit Ownership — Treatment of Short Sales.”

Income, gain, loss, or deduction would not appear to be reportable by a unitholder who is not a partner for federal income tax purposes, and any cash distributions received by a unitholder who is not a partner for federal income tax purposes would therefore be fully taxable as ordinary income.  These holders are urged to consult their own tax advisors with respect to the consequences of their status as partners in our company for federal income tax purposes.

Tax Consequences of Unit Ownership

Flow-Through of Taxable Income

We will not pay any federal income tax. Instead, each unitholder will be required to report on his income tax return his share of our income, gains, losses and deductions without regard to whether corresponding cash distributions are received by him.  Consequently, we may allocate income to a unitholder even if he has not received a cash distribution.  Vinson & Elkins L.L.P. is of the opinion that each unitholder will be required to include in income his share of our income, gain, loss and deduction for our taxable year ending with or within his taxable year.  Our taxable year ends on December 31.

Treatment of Distributions

Vinson & Elkins L.L.P. is of the opinion that cash distributions made by us to a unitholder generally will not be taxable to him for federal income tax purposes to the extent of his tax basis in his common units immediately before the distribution.  Cash distributions made by us to a unitholder in an amount in excess of his tax basis in his common units generally will be considered to be gain from the sale or exchange of those common units, taxable in accordance with the rules described under “— Disposition of Common Units” below.  To the extent that cash distributions made by us cause a unitholder’s “at risk” amount to be less than zero at the end of any taxable year, he must recapture any losses deducted in previous years.  Please read “— Limitations on Deductibility of Losses.”

Any reduction in a unitholder’s share of our liabilities for which no partner bears the economic risk of loss, known as “non-recourse liabilities,” will be treated as a distribution of cash to that unitholder.  A decrease in a unitholder’s percentage interest in us because of our issuance of additional common units will decrease his share of our nonrecourse liabilities and thus will result in a corresponding deemed distribution of cash, which may constitute a non-pro rata distribution.  A non-pro rata distribution of money or property may result in ordinary income to a unitholder, regardless of his tax basis in his common units, if the distribution reduces the unitholder’s share of our “unrealized receivables,” including depreciation recapture and/or substantially appreciated “inventory items,” both as defined in Section 751 of the Internal Revenue Code, and collectively, “Section 751 Assets.”  To that extent, he will be treated as having received his proportionate share of the Section 751 Assets and having exchanged those assets with us in return for the non-pro rata portion of the actual distribution made to him.  This latter deemed exchange will generally result in the unitholder’s realization of ordinary income.  That income will equal the excess of (1) the non-pro rata portion of that distribution over (2) the unitholder’s tax basis for the share of Section 751 Assets deemed relinquished in the exchange.

Initial Basis of Common Units

Vinson & Elkins L.L.P. is of the opinion that a unitholder’s initial tax basis for his common units generally will be the amount he paid for the common units plus his share of our nonrecourse liabilities.  That basis generally will be increased by his share of our income and by any increases in his share of our nonrecourse liabilities.  That basis generally will be decreased, but not below zero, by distributions to him from us, by his share of our losses, by any decreases in his share of our nonrecourse liabilities and by his share of our expenditures that are not deductible in computing taxable income and are not required to be capitalized.  A unitholder will have a share, generally based on his share of profits, of our nonrecourse liabilities.  Please read “— Disposition of Common Units — Recognition of Gain or Loss.”

Limitations on Deductibility of Losses

Vinson & Elkins L.L.P. is of the opinion that the deduction by a unitholder of his share of our losses will be limited to the tax basis in his units and, in the case of an individual unitholder or a corporate unitholder, if more than 50% of the value of its stock is owned directly or indirectly by or for five or fewer individuals or certain tax-exempt organizations, to the amount for which the unitholder is considered to be “at risk” with respect to our activities, if that is less than his tax basis.  A unitholder must recapture losses deducted in previous years to the extent that distributions cause his at-risk amount to be less than zero at the end of any taxable year.  Losses disallowed to a unitholder or recaptured as a result of these limitations will carry forward and will be allowable as a deduction in a later year to the extent that his tax basis or at-risk amount, whichever is the limiting factor, is subsequently increased.  Upon the taxable disposition of a unit, any gain recognized by a unitholder can be offset by losses that were previously suspended by the at-risk limitation but may not be offset by losses suspended by the basis limitation.  Any excess loss above that gain previously suspended by the at risk or basis limitations is no longer utilizable.

In general, a unitholder will be at risk to the extent of his tax basis in his units, excluding any portion of that basis attributable to his share of our nonrecourse liabilities, reduced by any amount of money he borrows to acquire or hold his units, if the lender of those borrowed funds owns an interest in us, is related to the unitholder or can look only to the units for repayment, or any portion of that basis representing amounts otherwise protected against loss because of a guarantee, stop loss agreement or other similar arrangement.  A unitholder’s at-risk amount will increase or decrease as the tax basis of the unitholder’s units increases or decreases, other than tax basis increases or decreases attributable to increases or decreases in his share of our nonrecourse liabilities.

The passive loss limitations generally provide that individuals, estates, trusts and some closely-held corporations and personal service corporations are permitted to deduct losses from passive activities, which are generally defined as corporate or partnership activities in which the taxpayer does not materially participate, only to the extent of the taxpayer’s income from those passive activities.  The passive loss limitations are applied separately with respect to each publicly traded partnership.  Consequently, any losses we generate will only be available to offset our passive income generated in the future and will not be available to offset income from other passive activities or investments, including our investments or investments in other publicly traded partnerships, or salary or active business income.  Similarly, a unitholder’s share of our net income may not be offset by any other current or carryover losses from other passive activities, including those attributable to other publicly traded partnerships.  Passive losses that are not deductible because they exceed a unitholder’s share of income we generate may be deducted in full when he disposes of his entire investment in us in a fully taxable transaction with an unrelated party.  The passive activity loss rules are applied after other applicable limitations on deductions, including the at-risk rules and the basis limitation.

Limitations on Interest Deduction

Vinson & Elkins L.L.P. is of the opinion that the deductibility of a non-corporate taxpayer’s “investment interest expense” is generally limited to the amount of that taxpayer’s “net investment income.”  Investment interest expense includes:

•                                          interest on indebtedness properly allocable to property held for investment;

•                                          our interest expense attributable to portfolio income; and

•                                          the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent attributable to portfolio income.

The computation of a unitholder’s investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a unit.

Net investment income includes gross income from property held for investment and amounts treated as portfolio income under the passive loss rules, less deductible expenses, other than interest, directly connected with the production of investment income, but generally does not include gains attributable to the disposition of property held for investment.  The IRS has indicated that net passive income earned by a publicly traded partnership will be treated as investment income to its unitholders.  In addition, the unitholder’s share of our portfolio income will be treated as investment income.

Entity-Level Collection

If we are required or elect under applicable law to pay any federal, state or local income tax on behalf of any unitholder or any former unitholder, we are authorized to pay those taxes from our funds.  That payment, if made, will be treated as a distribution of cash to the unitholder on whose behalf the payment was made.  If the payment is made on behalf of a unitholder whose identity cannot be determined, we are authorized to treat the payment as a distribution to all current unitholders.  We are authorized to amend the limited liability company agreement in the manner necessary to maintain uniformity of intrinsic tax characteristics of units and to adjust later distributions, so that after giving effect to these distributions, the priority and characterization of distributions otherwise applicable under the limited liability company agreement is maintained as nearly as is practicable.  Payments by us as described above could give rise to an overpayment of tax on behalf of a unitholder in which event the unitholder would be required to file a claim in order to obtain a credit or refund.

Allocation of Income, Gain, Loss and Deduction

In general, if we have a net profit, our items of income, gain, loss and deduction will be allocated among the unitholders in accordance with their percentage interests in us.  At any time that distributions are made to the common units and not to the subordinated units, gross income will be allocated to the recipients to the extent of those distributions.  If we have a net loss for the entire year, that amount of loss will be allocated to the unitholders in accordance with their percentage interests in us to the extent of their positive capital accounts.

Specified items of our income, gain, loss and deduction will be allocated to account for the difference between the tax basis and fair market value of our assets at the time of an offering, referred to in this discussion as “Contributed Property.”  The effect of these allocations to a unitholder who purchases common units in an offering will be essentially the same as if the tax basis of our assets were equal to their fair market value at the time of the offering.  In addition, items of recapture income will be allocated to the extent possible to the unitholder who was allocated the deduction giving rise to the treatment of that gain as recapture income in order to minimize the recognition of ordinary income by other unitholders.  Finally, although we do not expect that our operations will result in the creation of negative capital accounts, if negative capital accounts nevertheless result, items of our income and gain will be allocated in an amount and manner sufficient to eliminate the negative balance as quickly as possible.

Our pre-IPO investors have agreed to reimburse us for our general and administrative expenses in excess of stated levels (subject to certain limitations) through December 31, 2007. We treat the reimbursements of general and administrative expenses made by the pre-IPO investors as a capital contribution to us.  At the end of each quarter, we make a corresponding special allocation of deductions to our pre-IPO investors in the amount of the reimbursements for the general and administrative expenses received by us.

An allocation of items of our income, gain, loss or deduction, other than an allocation required by the Internal Revenue Code to eliminate the difference between a partner’s “book” capital account, credited with the fair market value of Contributed Property, and “tax” capital account, credited with the tax basis of Contributed Property, referred to in this discussion as the “Book-Tax Disparity,” will generally be given effect for federal income tax purposes in determining a partner’s share of an item of income, gain, loss or deduction only if the allocation has substantial economic effect.  In any other case, a partner’s share of an item will be determined on the basis of his interest in us, which will be determined by taking into account all the facts and circumstances, including:

•                                          his relative contributions to us;

•                                          the interests of all the partners in profits and losses;

•                                          the interest of all the partners in cash flow; and

•                                          the rights of all the partners to distributions of capital upon liquidation.

Vinson & Elkins L.L.P. is of the opinion that, with the exception of the issues described in “— Tax Consequences of Unit Ownership — Section 754 Election” and “— Disposition of Common Units — Allocations Between Transferors and Transferees,” allocations under our limited liability company agreement will be given effect for federal income tax purposes in determining a unitholder’s share of an item of income, gain, loss or deduction.

Treatment of Short Sales

A unitholder whose units are loaned to a “short seller” to cover a short sale of units may be considered as having disposed of those units.  If so, he would no longer be a partner for tax purposes with respect to those units during the period of the loan and may recognize gain or loss from the disposition.  As a result, during this period:

•                                          any of our income, gain, loss or deduction with respect to those units would not be reportable by the unitholder;

•                                          any cash distributions received by the unitholder as to those units would be fully taxable; and

•                                          all of these distributions would appear to be ordinary income.

Vinson & Elkins L.L.P. has not rendered an opinion regarding the treatment of a unitholder whose common units are loaned to a short seller.  Therefore, unitholders desiring to assure their status as partners and avoid the risk of gain recognition are urged to modify any applicable brokerage account agreements to prohibit their brokers from loaning their units.  The IRS has announced that it is studying issues relating to the tax treatment of short sales of partnership interests. Please also read “— Disposition of Common Units — Recognition of Gain or Loss.”

Alternative Minimum Tax

Vinson & Elkins L.L.P. is of the opinion that each unitholder will be required to take into account his distributive share of any items of our income, gain, loss or deduction for purposes of the alternative minimum tax.  The current minimum tax rate for non-corporate taxpayers is 26% on the first $175,000 of alternative minimum taxable income in excess of the exemption amount and 28% on any additional alternative minimum taxable income.

Prospective unitholders are urged to consult with their tax advisors as to the impact of an investment in our units on their liability for the alternative minimum tax.

Tax Rate

In general, the highest effective federal income tax rate for individuals currently is 35% and the maximum federal income tax rate for net capital gains of an individual currently is 15% if the asset disposed of was held for more than 12 months at the time of disposition.

Section 754 Election

We have made the election permitted by Section 754 of the Internal Revenue Code.  That election is irrevocable without the consent of the IRS.  That election will generally permit us to adjust a common unit purchaser’s tax basis in our assets (“inside basis”) under Section 743(b) of the Internal Revenue Code to reflect his purchase price.  The Section 743(b) adjustment does not apply to a person who purchases common units directly from us, and it belongs only to the purchaser and not to other unitholders.  Please also read, however, “— Allocation of Income, Gain, Loss and Deduction” above.  For purposes of this discussion, a unitholder’s inside basis in our assets has two components: (1) his share of our tax basis in our assets (“common basis”) and (2) his Section 743(b) adjustment to that basis.

Treasury Regulations under Section 743 of the Internal Revenue Code require, if the remedial allocation method is adopted (which we have adopted), a portion of the Section 743(b) adjustment attributable to recovery property to be depreciated over the remaining cost recovery period for the Section 704(c) built-in gain. Under Treasury Regulation Section 1.167(c)-l(a)(6), a Section 743(b) adjustment attributable to property subject to depreciation under Section 167 of the Internal Revenue Code rather than cost recovery deductions under Section 168 is generally required to be depreciated using either the straight-line method or the 150% declining balance method.  Under our limited liability company agreement, our board of directors is authorized to take a position to preserve the uniformity of units even if that position is not consistent with these Treasury Regulations. Please read “— Tax Treatment of Operations — Uniformity of Units.”

Although Vinson & Elkins L.L.P. is unable to opine as to the validity of this approach because there is no controlling authority on this issue, we intend to depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property, to the extent of any unamortized book-tax disparity, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the common basis of the property, or treat that portion as non-amortizable to the extent attributable to property the common basis of which is not amortizable.  This method is consistent with the regulations under Section 743 but is arguably inconsistent with Treasury Regulation Section 1.167(c)-1(a)(6), which is not expected to directly apply to a material portion of our assets.  To the extent this Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized book-tax disparity, we will apply the rules described in the Treasury Regulations and legislative history.  If we determine that this position cannot reasonably be taken, we may take a depreciation or amortization position under which all purchasers acquiring units in the same month would receive depreciation or amortization, whether attributable to common basis or a Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in our assets.  This kind of aggregate approach may result in lower annual depreciation or amortization deductions than would otherwise be allowable to some unitholders.  Please read “— Tax Treatment of Operations — Uniformity of Units.”

A Section 754 election is advantageous if the transferee’s tax basis in his units is higher than the units’ share of the aggregate tax basis of our assets immediately prior to the transfer.  In that case, as a result of the election, the transferee would have, among other items, a greater amount of depreciation and depletion deductions and his share of any gain on a sale of our assets would be less. Conversely, a Section 754 election is disadvantageous if the transferee’s tax basis in his units is lower than those units’ share of the aggregate tax basis of our assets immediately prior to the transfer.  Thus, the fair market value of the units may be affected either favorably or unfavorably by the election.

The calculations involved in the Section 754 election are complex and will be made on the basis of assumptions as to the value of our assets and other matters.  For example, the allocation of the Section 743(b) adjustment among our assets must be made in accordance with the Internal Revenue Code.  The IRS could seek to reallocate some or all of any Section 743(b) adjustment we allocated to our tangible assets to goodwill instead. Goodwill, as an intangible asset, is generally amortizable over a longer period of time or under a less accelerated method than our tangible assets.  We cannot assure you that the determinations we make will not be successfully challenged by the IRS and that the deductions resulting from them will not be reduced or disallowed altogether.  Should the IRS require a different basis adjustment to be made, and should, in our opinion, the expense of compliance exceed the benefit of the election, we may seek permission from the IRS to revoke our Section 754 election.  If permission is granted, a subsequent purchaser of units may be allocated more income than he would have been allocated had the election not been revoked.

Tax Treatment of Operations

Accounting Method and Taxable Year

We will use the year ending December 31 as our taxable year and the accrual method of accounting for federal income tax purposes.  Vinson & Elkins L.L.P. is of the opinion that each unitholder will be required to include in income his share of our income, gain, loss and deduction for our taxable year ending within or with his taxable year.  In addition, a unitholder who has a taxable year ending on a date other than December 31 and who disposes of all of his units following the close of our taxable year but before the close of his taxable year must include his share of our income, gain, loss and deduction in income for his taxable year, with the result that he will be required to include in income for his taxable year his share of more than one year of our income, gain, loss and deduction.  Please read “— Disposition of Common Units — Allocations Between Transferors and Transferees.”

Tax Basis, Depreciation and Amortization

Vinson & Elkins L.L.P. is of the opinion that the tax basis of our assets will be used for purposes of computing depreciation and cost recovery deductions and, ultimately, gain or loss on the disposition of these assets.  The federal income tax burden associated with the difference between the fair market value of our assets and their tax basis immediately prior to an offering will be borne by our unitholders as of that time. Please read “— Tax Consequences of Unit Ownership — Allocation of Income, Gain, Loss and Deduction.”

To the extent allowable, we may elect to use the depreciation and cost recovery methods that will result in the largest deductions being taken in the early years after assets are placed in service.  Property we subsequently acquire or construct may be depreciated using accelerated methods permitted by the Internal Revenue Code.

If we dispose of depreciable property by sale, foreclosure, or otherwise, all or a portion of any gain, determined by reference to the amount of depreciation previously deducted and the nature of the property, may be subject to the recapture rules and taxed as ordinary income rather than capital gain.  Similarly, a unitholder who has taken cost recovery or depreciation deductions with respect to property we own will likely be required to recapture some or all of those deductions as ordinary income upon a sale of his interest in us.  Please read “— Tax Consequences of Unit Ownership — Allocation of Income, Gain, Loss and Deduction” and “— Disposition of Common Units — Recognition of Gain or Loss.”

The costs incurred in selling our units (called “syndication expenses”) must be capitalized and cannot be deducted currently, ratably or upon our termination.  There are uncertainties regarding the classification of costs as organization expenses, which we may amortize, and as syndication expenses, which we may not amortize.  The underwriting discounts and commissions we incur will be treated as syndication expenses.

Valuation and Tax Basis of Our Properties

The federal income tax consequences of the ownership and disposition of units will depend in part on our estimates of the relative fair market values and the tax bases of our assets.  Although we may from time to time consult with professional appraisers regarding valuation matters, we will make many of the relative fair market value estimates ourselves.  These estimates and determinations of basis are subject to challenge and will not be binding on the IRS or the courts.  If the estimates of fair market value or basis are later found to be incorrect, the character and amount of items of income, gain, loss or deduction previously reported by unitholders might change, and unitholders might be required to adjust their tax liability for prior years and incur interest and penalties with respect to those adjustments.

Disposition of Common Units

Recognition of Gain or Loss

Vinson & Elkins L.L.P. is of the opinion that gain or loss will be recognized on a sale of units equal to the difference between the amount realized and the unitholder’s tax basis for the units sold.  A unitholder’s amount realized will be measured by the sum of the cash or the fair market value of other property he receives plus his share of our nonrecourse liabilities.  Because the amount realized includes a unitholder’s share of our nonrecourse liabilities, the gain recognized on the sale of units could result in a tax liability in excess of any cash received from the sale.

Prior distributions from us in excess of cumulative net taxable income for a common unit that decreased a unitholder’s tax basis in that common unit will, in effect, become taxable income if the common unit is sold at a price greater than the unitholder’s tax basis in that common unit, even if the price received is less than his original cost.

Except as noted below, gain or loss recognized by a unitholder, other than a “dealer” in units, on the sale or exchange of a unit held for more than one year will generally be taxable as capital gain or loss.  A portion of this gain or loss, which may be substantial, however, will be separately computed and taxed as ordinary income or loss under Section 751 of the Internal Revenue Code to the extent attributable to assets giving rise to depreciation recapture or other “unrealized receivables” or “inventory items” that we own.  The term “unrealized receivables” includes potential recapture items, including depreciation recapture. Ordinary income attributable to unrealized receivables, inventory items and depreciation recapture may exceed net taxable gain realized on the sale of a unit and may be recognized even if there is a net taxable loss realized on the sale of a unit.  Thus, a unitholder may recognize both ordinary income and a capital loss upon a sale of units.  Net capital loss may offset capital gains and no more than $3,000 of ordinary income, in the case of individuals, and may only be used to offset capital gain in the case of corporations.

The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all those interests.  Upon a sale or other disposition of less than all of those interests, a portion of that tax basis must be allocated to the interests sold using an “equitable apportionment” method.  Treasury Regulations under Section 1223 of the Internal Revenue Code allow a selling unitholder who can identify common units transferred with an ascertainable holding period to elect to use the actual holding period of the common units transferred.  Thus, according to the ruling, a common unitholder will be unable to select high or low basis common units to sell as would be the case with corporate stock, but, according to the regulations, may designate specific common units sold for purposes of determining the holding period of units transferred.  A unitholder electing to use the actual holding period of common units transferred must consistently use that identification method for all subsequent sales or exchanges of common units.  A unitholder considering the purchase of additional units or a sale of common units purchased in separate transactions is urged to consult his tax advisor as to the possible consequences of this ruling and those Treasury Regulations.

Specific provisions of the Internal Revenue Code affect the taxation of some financial products and securities, including partnership interests, by treating a taxpayer as having sold an “appreciated” partnership interest, one in which gain would be recognized if it were sold, assigned or terminated at its fair market value, if the taxpayer or related persons enter(s) into:

•                                          a short sale;

•                                          an offsetting notional principal contract; or

•                                          a futures or forward contract with respect to the partnership interest or substantially identical property.

Moreover, if a taxpayer has previously entered into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to the partnership interest, the taxpayer will be treated as having sold that position if the taxpayer or a related person then acquires the partnership interest or substantially identical property.  The Secretary of the Treasury is  also authorized to issue regulations that treat a taxpayer that enters into transactions or positions that have substantially the same effect as the preceding transactions as having constructively sold the financial position.

Allocations Between Transferors and Transferee

In general, our taxable income and losses will be determined annually, will be prorated on a monthly basis and will be subsequently apportioned among the unitholders in proportion to the number of units owned by each of them as of the opening of the applicable exchange on the first business day of the month (the “Allocation Date”).  However, gain or loss realized on a sale or other disposition of our assets other than in the ordinary course of business will be allocated among the unitholders on the Allocation Date in the month in which that gain or loss is recognized.  As a result, a unitholder transferring units may be allocated income, gain, loss and deduction realized after the date of transfer.

The use of this method may not be permitted under existing Treasury Regulations.  Accordingly, Vinson & Elkins L.L.P. is unable to opine on the validity of this method of allocating income and deductions between unitholders.  If this method is not allowed under the Treasury Regulations, or only applies to transfers of less than all of the unitholder’s interest, our taxable income or losses might be reallocated among the unitholders.  We are authorized to revise our method of allocation between unitholders, as well as among unitholders whose interests vary during a taxable year, to conform to a method permitted under future Treasury Regulations.

A unitholder who owns units at any time during a quarter and who disposes of them prior to the record date set for a cash distribution for that quarter will be allocated items of our income, gain, loss and deductions attributable to that quarter but will not be entitled to receive that cash distribution.

Notification Requirement

A unitholder who sells any of his units, other than through a broker, generally is required to notify us in writing of that sale within 30 days after the sale (or, if earlier, January 15 of the year following the sale).  A purchaser of units from another unitholder is required to notify us in writing of that purchase within 30 days after the purchase.  We are required to notify the IRS of that transaction and to furnish specified information to the transferor and transferee.  However, these reporting requirements do not apply to a sale by an individual who is a citizen of the United States and who effects the sale or exchange through a broker.  Failure to notify us of a purchase may lead to the imposition of substantial penalties.

Constructive Termination

Vinson & Elkins L.L.P. is of the opinion that we will be considered to have been terminated for tax purposes if there is a sale or exchange of 50% or more of the total interests in our capital and profits within a 12-month period.  A constructive termination results in the closing of our taxable year for all unitholders.  In the case of a unitholder reporting on a taxable year other than a fiscal year ending December 31, the closing of our taxable year may result in more than 12 months of our taxable income or loss being includable in his taxable income for the year of termination.  We would be required to make new tax elections after a termination, including a new election under Section 754 of the Internal Revenue Code, and a termination would result in a deferral of our deductions for depreciation.  A termination could also result in penalties if we were unable to determine that the termination had occurred.  Moreover, a termination might either accelerate the application of, or subject us to, any tax legislation enacted before the termination.

Uniformity of Units

Because we cannot match transferors and transferees of units, we must maintain uniformity of the economic and tax characteristics of the units to a purchaser of these units.  In the absence of uniformity, we may be unable to completely comply with a number of federal income tax requirements, both statutory and regulatory.  A lack of uniformity can result from a literal application of Treasury Regulation Section 1.167(c)-1(a)(6).  Any non-uniformity could have a negative impact on the value of the units. Please read “— Tax Consequences of Unit Ownership — Section 754 Election.”

We depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property, to the extent of any unamortized book-tax disparity, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the common basis of that property, or treat that portion as nonamortizable, to the extent attributable to property the common basis of which is not amortizable, consistent with the regulations under Section 743 of the Internal Revenue Code, even though that position may be inconsistent with Treasury Regulation Section 1.167(c)-1(a)(6), which is not expected to directly apply to a material portion of our assets. Please read “— Tax Consequences of Unit Ownership — Section 754 Election.”  To the extent that the Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized book-tax disparity, we will apply the rules described in the Treasury Regulations and legislative history.  If we determine that this position cannot reasonably be taken, we may adopt a depreciation and amortization position under which all purchasers acquiring units in the same month would receive depreciation and amortization deductions, whether attributable to a common basis or Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in our property.  If this position is adopted, it may result in lower annual depreciation and amortization deductions than would otherwise be allowable to some unitholders and risk the loss of depreciation and amortization deductions not taken in the year that these deductions are otherwise allowable.  This position will not be adopted if we determine that the loss of depreciation and amortization deductions will have a material adverse effect on the unitholders.  If we choose not to utilize this aggregate method, we may use any other reasonable depreciation and amortization method to preserve the uniformity of the intrinsic tax characteristics of any units that would not have a material adverse effect on the unitholders.  The IRS may challenge any method of depreciating the Section 743(b) adjustment described in this paragraph. If this challenge were sustained, the uniformity of units might be affected, and the gain from the sale of units might be increased without the benefit of additional deductions. Please read “— Disposition of Common Units — Recognition of Gain or Loss.”

Tax-Exempt Organizations and Other Investors

Ownership of units by employee benefit plans, other tax-exempt organizations, non-resident aliens, foreign corporations, and other foreign persons raises issues unique to those investors and, as described below, may have substantially adverse tax consequences to them.

Employee benefit plans and most other organizations exempt from federal income tax, including individual retirement accounts and other retirement plans, are subject to federal income tax on unrelated business taxable income.  A significant portion of our income allocated to a unitholder that is a tax-exempt organization will be unrelated business taxable income and will be taxable to them.

Non-resident aliens and foreign corporations, trusts or estates that own units will be considered to be engaged in business in the United States because of the ownership of units. As a consequence they will be required to file federal tax returns to report their share of our income, gain, loss or deduction and pay federal income tax at regular rates on their share of our net income or gain.  Under rules applicable to publicly traded partnerships, we will withhold tax, at the highest effective applicable rate, from cash distributions made quarterly to foreign unitholders.  Each foreign unitholder must obtain a taxpayer identification number from the IRS and submit that number to our transfer agent on a Form W-8 BEN or applicable substitute form in order to obtain credit for these withholding taxes.  A change in applicable law may require us to change these procedures.

In addition, because a foreign corporation that owns units will be treated as engaged in a United States trade or business, that corporation may be subject to the United States branch profits tax at a rate of 30%, in addition to regular federal income tax, on its share of our income and gain, as adjusted for changes in the foreign corporation’s “U.S. net equity,” which are effectively connected with the conduct of a United States trade or business.  That tax may be reduced or eliminated by an income tax treaty between the United States and the country in which the foreign corporate unitholder is a “qualified resident.”  In addition, this type of unitholder is subject to special information reporting requirements under Section 6038C of the Internal Revenue Code.

Under a ruling of the IRS, a foreign unitholder who sells or otherwise disposes of a unit will be subject to federal income tax on gain realized on the sale or disposition of that unit to the extent that this gain is effectively connected with a United States trade or business of the foreign unitholder.  Apart from the ruling, a foreign unitholder will not be taxed or subject to withholding upon the sale or disposition of a unit if he has owned less than

5% in value of the units during the five-year period ending on the date of the disposition and if the units are regularly traded on an established securities market at the time of the sale or disposition.

Administrative Matters

Information Returns and Audit Procedures

We intend to furnish to each unitholder, within 90 days after the close of each calendar year, specific tax information, including a Schedule K-1, which describes his share of our income, gain, loss and deduction for our preceding taxable year.  In preparing this information, which will not be reviewed by counsel, we will take various accounting and reporting positions, some of which have been mentioned earlier, to determine each unitholder’s share of income, gain, loss and deduction.

We cannot assure you that those positions will yield a result that conforms to the requirements of the Internal Revenue Code, Treasury Regulations or administrative interpretations of the IRS.  Neither we nor counsel can assure prospective unitholders that the IRS will not successfully contend in court that those positions are impermissible.  Any challenge by the IRS could negatively affect the value of the units.

The IRS may audit our federal income tax information returns. Adjustments resulting from an IRS audit may require each unitholder to adjust a prior year’s tax liability and possibly may result in an audit of his own return.  Any audit of a unitholder’s return could result in adjustments not related to our returns as well as those related to our returns.

Partnerships generally are treated as separate entities for purposes of federal tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings.  The tax treatment of partnership items of income, gain, loss and deduction are determined in a partnership proceeding rather than in separate proceedings with the partners.  The Internal Revenue Code requires that one partner be designated as the “Tax Matters Partner” for these purposes.  We have appointed Copano Partners Trust as our Tax Matters Partner, subject to redetermination by our board of directors from time to time.

The Tax Matters Partner will make some elections on our behalf and on behalf of unitholders.  In addition, the Tax Matters Partner can extend the statute of limitations for assessment of tax deficiencies against unitholders for items in our returns.  The Tax Matters Partner may bind a unitholder with less than a 1% profits interest in us to a settlement with the IRS unless that unitholder elects, by filing a statement with the IRS, not to give that authority to the Tax Matters Partner.  The Tax Matters Partner may seek judicial review, by which all the unitholders are bound, of a final partnership administrative adjustment and, if the Tax Matters Partner fails to seek judicial review, judicial review may be sought by any unitholder having at least a 1% interest in profits or by any group of unitholders having in the aggregate at least a 5% interest in profits.  However, only one action for judicial review will go forward, and each unitholder with an interest in the outcome may participate.

A unitholder must file a statement with the IRS identifying the treatment of any item on his federal income tax return that is not consistent with the treatment of the item on our return. Intentional or negligent disregard of this consistency requirement may subject a unitholder to substantial penalties.

Nominee Reporting

Persons who hold an interest in us as a nominee for another person are required to furnish to us:

(a)                                  the name, address and taxpayer identification number of the beneficial owner and the nominee;

(b)           whether the beneficial owner is:

(1)                                  a person that is not a United States person,

(2)                                  a foreign government, an international organization or any wholly owned agency or instrumentality of either of the foregoing, or

(3)                                  a tax-exempt entity;

(c)                                  the amount and description of units held, acquired or transferred for the beneficial owner; and

(d)                                 specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from sales.

Brokers and financial institutions are required to furnish additional information, including whether they are United States persons and specific information on units they acquire, hold or transfer for their own account.  A penalty of $50 per failure, up to a maximum of $100,000 per calendar year, is imposed by the Internal Revenue Code for failure to report that information to us.  The nominee is required to supply the beneficial owner of the units with the information furnished to us.

Accuracy-Related Penalties

A penalty in an amount equal to 20% of the amount of any portion of an underpayment of tax that is attributable to one or more specified causes, including negligence or disregard of rules or regulations, substantial understatements of income tax and substantial valuation misstatements, is imposed by the Internal Revenue Code.  No penalty will be imposed, however, for any portion of an underpayment if it is shown that there was a reasonable cause for that portion and that the taxpayer acted in good faith regarding that portion.

A substantial understatement of income tax in any taxable year exists if the amount of the understatement exceeds the greater of 10% of the tax required to be shown on the return for the taxable year or $5,000 ($10,000 for a corporation other than an S Corporation or a personal holding company).  The amount of any understatement subject to penalty generally is reduced if any portion is attributable to a position adopted on the return:

(1)   for which there is, or was, “substantial authority,” or

(2)   as to which there is a reasonable basis and the relevant facts of that position are disclosed on the return.

If any item of income, gain, loss or deduction included in the distributive share of unitholders might result in the kind of an “understatement” for which no “substantial authority” exists but for which a reasonable basis for the tax treatment of such item exists, we must disclose the relevant facts on our return.  In such a case, we will make a reasonable effort to furnish sufficient information for unitholders to make adequate disclosure on their returns to avoid liability for this penalty.  More stringent rules apply to “tax shelters,” a term that in this context does not appear to include us.

A substantial valuation misstatement exists if the value of any property, or the adjusted basis of any property, claimed on a tax return is 200% or more of the amount determined to be the correct amount of the valuation or adjusted basis.  No penalty is imposed unless the portion of the underpayment attributable to a substantial valuation misstatement exceeds $5,000 ($10,000 for a corporation other than an S Corporation or a personal holding company).  If the valuation claimed on a return is 400% or more than the correct valuation, the penalty imposed increases to 40%.

Reportable Transactions

If we were to engage in a “reportable transaction,” we (and possibly you and others) would be required to make a detailed disclosure of the transaction to the IRS.  A transaction may be a reportable transaction based upon any of several factors, including the fact that it is a type of tax avoidance transaction publicly identified by the IRS as a “listed transaction” or that it produces certain kinds of losses in excess of $2 million.  Our participation in a reportable transaction could increase the likelihood that our federal income tax information return (and possibly your tax return) would be audited by the IRS.  Please read “—Information Returns and Audit Procedures.”

Moreover, if we were to participate in a reportable transaction with a significant purpose to avoid or evade tax, or in any listed transaction, you may be subject to the following provisions of the American Jobs Creation Act of 2004:

•                                          accuracy-related penalties with a broader scope, significantly narrower exceptions, and potentially greater amounts than described above at “--Accuracy-Related Penalties,”

•                                          for those persons otherwise entitled to deduct interest on federal tax deficiencies, nondeductibility of interest on any resulting tax liability and

•                                          in the case of a listed transaction, an extended statute of limitations.

We do not expect to engage in any “reportable transactions.”

State, Local and Other Tax Considerations

In addition to federal income taxes, you will be subject to other taxes, including state and local income taxes, unincorporated business taxes, and estate, inheritance or intangible taxes that may be imposed by the various jurisdictions in which we do business or own property or in which you are a resident.  We currently do business and own property in Texas and Oklahoma. Although Texas does not currently impose a personal income tax, Oklahoma does and as we make acquisitions or expand our business, we may do business or own assets in other jurisdictions that impose a personal income tax.  Although an analysis of those various taxes is not presented here, each prospective unitholder should consider their potential impact on his investment in us.  You may not be required to file a return and pay taxes in some states because your income from that state falls below the filing and payment requirement.  You will be required, however, to file state income tax returns and to pay state income taxes in many of the states in which we may do business or own property, and you may be subject to penalties for failure to comply with those requirements.  In some states, tax losses may not produce a tax benefit in the year incurred and also may not be available to offset income in subsequent taxable years.  Some of the states may require us, or we may elect, to withhold a percentage of income from amounts to be distributed to a unitholder who is not a resident of the state.  Withholding, the amount of which may be greater or less than a particular unitholder’s income tax liability to the state, generally does not relieve a nonresident unitholder from the obligation to file an income tax return.  Amounts withheld may be treated as if distributed to unitholders for purposes of determining the amounts distributed by us. Please read “— Tax Consequences of Unit Ownership — Entity-Level Collection.”  Based on current law and our estimate of our future operations, we anticipate that any amounts required to be withheld will not be material.

It is the responsibility of each unitholder to investigate the legal and tax consequences, under the laws of pertinent jurisdictions, of his investment in us.  Accordingly, each prospective unitholder is urged to consult, and depend upon, his tax counsel or other advisor with regard to those matters.  Further, it is the responsibility of each unitholder to file all state, local and foreign, as well as United States federal tax returns, that may be required of him.  Vinson & Elkins L.L.P. has not rendered an opinion on the state, local or foreign tax consequences of an investment in us.

SELLING UNITHOLDERS

The following table sets forth information relating to the selling unitholders’ beneficial ownership of our common units.  This prospectus covers the offering for resale from time to time of up to 1,418,440 common units owned by the selling unitholders.  As used herein, “selling unitholders” includes donees and pledgees selling units received from a named selling unitholder after the date of this prospectus.

No offer or sale under this prospectus may be made by a unitholder unless that holder is listed in the table below, in a supplement to this prospectus or in an amendment to the related registration statement that has become effective under the Securities Act of 1933.  We will supplement or amend this prospectus to include additional selling unitholders upon request and upon provision of all required information to us, subject to the terms of the Registration Rights Agreement dated as of December 29, 2005 between us and certain of the selling unitholders with respect to common units owned by those selling unitholders.

The following table sets forth the name of each selling unitholder, the nature of any position, office, or other material relationship which the selling unitholders have had within the past three years with us or with any of our predecessors or affiliates, the amount of our common units beneficially owned by such unitholder prior to the offering, the amount being offered for the unitholder’s account, the amount to be owned by such unitholder after completion of the offering (assuming the sale of all common units offered by this prospectus) and the percentage of common units owned after completion of the offering.

We prepared the table based on information supplied to us by the selling unitholders. We have not sought to verify such information.  The percentages of shares of common units beneficially owned and being offered are based on the number of common units that were outstanding as of April 1, 2006, unless otherwise stated in the footnotes to the table below.  Additionally, some or all of the selling unitholders may have sold or transferred some or all of their common units in exempt or non-exempt transactions, since such  date.  Other information about the selling unitholders may also change over time.

Selling Unitholders	Number of Common Units Beneficially Owned Prior to the Offering	Number of Common Units Being Offered Hereby	Number of Common Units Beneficially Owned After Completion of the Offering	Percentage of Common Units Outstanding Beneficially Owned After Completion of the Offering

ZLP Fund, L.P.	709,220	709,220	—	—
Structured Finance Americas, LLC	611,648	567,376	44,272	*
Royal Bank of Canada (1)	181,844	141,844	40,000	*
Total	1,502,712	1,418,440

_________________
*                                         less than 1%

(1)                                RBC Capital Markets Corporation, an affiliate of the Royal Bank of Canada, served as the lead underwriter in our initial public offering and received underwriting fees in connection with that offering.

PLAN OF DISTRIBUTION

Subject to certain restrictions on transfer that may be applicable to the selling unitholders, the selling unitholders may sell the common units described in this prospectus and any prospectus supplement to one or more underwriters for public offering and sale, or they may sell the common units to investors directly or through dealers or agents.  As used herein, “selling unitholders” includes their partners, pledgees, donees (including charitable organizations), transferees or other successors in interest selling units received from a named selling unitholder after the date of this prospectus.  Any underwriter, dealer or agent involved in the offer and sale of these common units will be named in the applicable prospectus supplement.  If these common units are to be offered and sold in an underwritten public offering, we may designate the managing underwriter for such offering.

The selling unitholders may act independently of us in making decisions with respect to the timing, manner and size of each of their sales.  The selling unitholders may make sales on The Nasdaq National Market or otherwise, at prices and under terms prevailing at the time of the sale, or at prices related to the then-current market price, at fixed prices, or in privately negotiated transactions.  The selling unitholders may sell the common units offered by this prospectus by one or more of, or a combination of, the following methods:

•                                          purchases by a broker-dealer as principal and resales by such broker-dealer for its own account pursuant to this prospectus;

•                                          ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•                                          block trades in which the broker-dealer so engaged will attempt to sell the common units as agent, but may position and resell a portion of the block as principal to facilitate the transaction; or

•                                          privately negotiated transactions, which include direct sales to purchasers and sales effected through agents.

In addition, the selling unitholders may from time to time sell their common units in transactions permitted by Rule 144 under the Securities Act of 1933.  The selling unitholders may be required by the securities laws of certain states to offer and sell the common units only through registered or licensed brokers or dealers.

Underwriters may offer and sell these common units at fixed prices, which may be changed, at prices related to the prevailing market prices at the time of sale or at negotiated prices.  The selling unitholders also may authorize underwriters acting as their agent to offer and sell these common units upon the terms and conditions as are set forth in the applicable prospectus supplement.  In connection with the sale of these common units, underwriters may be deemed to have received compensation from the selling unitholders in the form of underwriting discounts or commissions and may also receive commissions from purchasers of these common units for whom they may act as agent or to whom they sell as principals, or both.  Underwriters may sell these common units to or through dealers.  Dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent or to whom they sell as principals, or both.  A member firm of The Nasdaq National Market may be engaged to act as the agent of the selling unitholders in the sale of common units.

As of the date of this prospectus, the selling unitholders have not engaged any underwriter, broker, dealer or agent in connection with the distribution of common units pursuant to this prospectus by the selling unitholders.  Any underwriting compensation paid by the selling unitholders to underwriters or agents in connection with the offering of these common units, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable prospectus supplement.  Underwriters, dealers and agents participating in the distribution of these common units may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of these common units may be deemed to be underwriting discounts and commissions under the Securities Act of 1933.

We have agreed to indemnify the selling unitholders and each underwriter, selling agent or other securities professional, if any, against certain liabilities to which they may become subject in connection with the sale of the common units owned by the selling unitholders and registered under this prospectus, including liabilities arising under the Securities Act of 1933.

If a prospectus supplement so indicates, the selling unitholders may authorize agents, underwriters or dealers to solicit offers by certain institutional investors to purchase those common units to which such prospectus supplement relates, providing for payment and delivery on a future date specified in such prospectus supplement.  There may be limitations on the minimum amount that may be purchased by any institutional investor or on the number of common units that may be sold pursuant to such arrangements.  Institutional investors include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and such other institutions as we may approve.

If a prospectus supplement so indicates, the underwriters may, pursuant to Regulation M under the Securities Exchange Act of 1934, engage in transactions, including stabilization bids or the imposition of penalty bids, that may have the effect of stabilizing or maintaining the market price of the common units at a level above that which might otherwise prevail in the open market.

Certain of the underwriters and their affiliates may be customers of, may engage in transactions with and may perform services for us or our affiliates in the ordinary course of business.

A prospectus in electronic form may be made available on the web sites maintained by the underwriters.  The underwriters may agree to allocate a number of common units for sale to their online brokerage account holders.  Such allocations of common units for Internet distributions will be made on the same basis as other allocations. In addition, common units may be sold by the underwriters to securities dealers who resell shares to online brokerage account holders.

We will pay all reasonable costs and expenses incurred for the registration under the Securities Act of 1933 of common units to be offered by the selling unitholders, including without limitation all:  (i) registration and filing fees; (ii) printing expenses; and (iii) certain fees and expenses of counsel and accountants.  The selling unitholders will pay all brokerage fees and commissions, if any, incurred in the sale of common units owned by the selling unitholders, and all underwriting discounts and selling commissions, if any.

LEGAL MATTERS

Vinson & Elkins L.L.P. will pass upon the validity of the securities offered in this registration statement.  The selling unitholders’ counsel will advise them about other issues related to the offering.

EXPERTS

The consolidated financial statements and management’s report on the effectiveness of internal control over financial reporting incorporated in this prospectus by reference from the Copano Energy, L.L.C. Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference (which reports (1) express an unqualified opinion on the financial statements and includes an explanatory paragraph related to changes in accounting for financial instruments with characteristics of both liabilities and equity and for changes in accounting for conditional asset retirement obligations, (2) express an unqualified opinion on management’s assessment regarding the effectiveness of internal control over financial reporting, and (3) express an unqualified opinion on the effectiveness of internal control over financial reporting), and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The financial statements of ScissorTail Energy, LLC as of December 31, 2004 and 2003 and for each of the three years in the period ended December 31, 2004 incorporated by reference in this prospectus and registration statement have been audited by Grant Thornton LLP, an independent registered public accounting firm, as indicated in their report with respect thereto, and are incorporated by reference herein, in reliance upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and other reports and other information with the SEC under the Securities Exchange Act of 1934.  You may read and copy any reports, statements or other information filed by us at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of such materials can be obtained by mail at prescribed rates from the Public Reference Room of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549.  Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.  Our filings with the SEC are also available to the public from commercial document retrieval services and at the SEC’s web site at http://www.sec.gov.

We incorporate by reference information into this prospectus, which means that we disclose important information to you by referring you to another document filed separately with the SEC.  The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information contained expressly in this prospectus, and the information we file later with the SEC will automatically supersede this information.  You should not assume that the information in this prospectus is current as of any date other than the date on the front page of this prospectus.

Any information that we file under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, and that is deemed “filed,” with the SEC will automatically update and supersede this information.  We incorporate by reference the documents listed below:

•                                          Our Annual Report on Form 10-K for the year ended December 31, 2005 filed with the Commission on March 16, 2006; and

•                                          Our current reports on Form 8-K filed on January 3, 2006; January 19, 2006; January 20, 2006 (Items 8.01 and 9.01); February 3, 2006; February 8, 2006; February 21, 2006; April 6, 2006 and April 7, 2006.

You may request a copy of any document incorporated by reference in this prospectus and any exhibit specifically incorporated by reference in those documents, at no cost, by writing or telephoning us at the following address or phone number:

Copano Energy, L.L.C.
Investor Relations
2727 Allen Parkway, Suite 1200

Houston, Texas 77019

(713)621-9547

We also make available free of charge on our internet website at http://www.copanoenergy.com our annual reports on Form 10-K, our quarterly reports on Form 10-Q and our Current Reports on Form 8-K, and any amendments to those reports, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC.  Information contained on our website is not incorporated by reference into this prospectus and you should not consider information contained on our website as part of this prospectus.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.         Other Expenses of Issuance and Distribution.

Set forth below are the expenses (other than underwriting discounts and commissions) expected to be incurred in connection with the issuance and distribution of the securities registered hereby.  With the exception of the Securities and Exchange Commission registration fee, the amounts set forth below are estimates.  We will pay all expenses (other than underwriting discounts and commissions) incurred by the selling unitholders.

Securities and Exchange Commission registration fee	$7,000
Legal fees and expenses	20,000
Accounting fees and expenses	25,000
Printing expenses	10,000
Miscellaneous	1,000
TOTAL	$63,000

Item 15.         Indemnification of Directors and Officers.

Section 18-108 of the Delaware Limited Liability Company Act provides that, subject to such standards and restrictions, if any, as are set forth in its limited liability company agreement, a limited liability company may, and shall have the power to, indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever.  Under our limited liability company agreement and subject to specified limitations, we will indemnify to the fullest extent permitted by law, from and against all losses, claims, damages or similar events any director or officer, or while serving as a director or officer, any person who is or was serving as a tax matters member or as a director, officer, tax matters member, employee, partner, manager, fiduciary or trustee of any or our affiliates. Additionally, we may indemnify from and against all losses, claims, damages or similar events any person who is or was an employee (other than an officer) or agent of our company to the extent permitted by law and authorized by our Board.

Any indemnification under our limited liability company agreement will only be out of our assets. We are authorized to purchase insurance against liabilities asserted against and expenses incurred by persons for our activities, regardless of whether we would have the power to indemnify the person against liabilities under our limited liability company agreement.

Additionally, effective August 24, 2005 we entered into indemnification agreements with each of our directors and officers and the officers of Scissor Tail Energy, LLC, our indirect wholly-owned subsidiary.  The indemnification agreements provide each officer and director the maximum indemnification protection permitted under Delaware law with respect to actions taken in his or her capacity as a director or officer.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling our company as set forth above, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 16.         Exhibits.

Exhibit Number	Description
***1.1	Form of Underwriting Agreement for common unit offering.
2.1

Membership Interest Purchase Agreement by and among ScissorTail Energy, LLC, Hamilton ScissorTail LLC, ScissorTail Holdings, LLC, Jay A. Precourt, Fredric C. Hamilton, Copano Energy, L.L.C. and Copano Energy/Rocky Mountains and Mid-Continent, L.L.C. dated as of June 20, 2005 (incorporated by reference to Exhibit 10.26 to Quarterly Report on Form 10-Q filed August 15, 2005).

4.1

Second Amended and Restated Limited Liability Company Agreement of Copano Energy, L.L.C. (incorporated by reference to Exhibit 3.3 to Post-Effective Amendment No. 1 to Registration Statement on Form S-1/A filed December 15, 2004).

4.2

Amendment No. 1 to Second Amended and Restated Limited Liability Company Agreement of Copano Energy, L.L.C. (incorporated by reference to Exhibit 3.4 to Quarterly Report on Form 10-Q filed August 15, 2005).

4.3

Amendment No. 2 to Second Amended and Restated Limited Liability Company Agreement of Copano Energy, L.L.C. (incorporated by reference to Exhibit 3.5 to Quarterly Report on Form 10-Q filed November 14, 2005).

4.4

Stakeholders’ Agreement dated July 30, 2004, by and among Copano Energy, L.L.C., Copano Partners, L.P., R. Bruce Northcutt, Matthew J. Assiff, EnCap Energy Capital Fund III, L.P., EnCap Energy Acquisition III-B, Inc., BOCP Energy Partners, L.P., CEH Holdco, Inc., CEH Holdco II, Inc., DLJ Merchant Banking Partners III, L.P., DLJ Offshore Partners III, C.V., DLJ Offshore Partner III-1, C.V., DLJ Offshore Partners III-2, C.V., DLJ Merchant Banking III, Inc., DLJ MB Partners III GmbH & Co, KG, Millennium Partners II, L.P. and MBP III Plan Investors, L.P. (incorporated by reference to Exhibit 10.6 to Registration Statement on Form S-1 filed July 30, 2004).

4.5

Class B Unit and Common Unit Purchase Agreement dated as of June 17, 2005 by and among Copano Energy, L.L.C. and Kayne Anderson MLP Investment Company, RCH Energy MLP Fund LP, RCH Energy MLP Fund-A LP, Tortoise Energy Infrastructure Corporation, Tortoise Energy Capital Corporation, Goldman, Sachs & Co., Energy Income and Growth Fund, Fiduciary/Claymore MLP Opportunity Fund, Alerian Opportunity Partners LP, Alerian Capital Partners LP, Strome HedgeCap, LP, Strome Alpha, LP and Strome Family Foundation (incorporated by reference to Exhibit 10.27 to Quarterly Report on Form 10-Q filed August 15, 2005).

4.6

Registration Rights Agreement made and entered into as of August 1, 2005, by and among Copano Energy, L.L.C. and Kayne Anderson MLP Investment Company, RCH Energy MLP Fund LP, RCH Energy MLP Fund-A LP, Tortoise Energy Infrastructure Corporation, Tortoise Energy Capital Corporation, Goldman, Sachs & Co., Energy Income and Growth Fund, Fiduciary/Claymore MLP Opportunity Fund, Alerian Opportunity Partners LP, Alerian Capital Partners LP, Strome MLP Fund, L.P., Strome Alpha, LP and Strome Family Foundation (incorporated by reference to Exhibit 10.28 to Quarterly Report on Form 10-Q filed August 15, 2005).

4.7

Unitholder Voting Agreement dated as of August 1, 2005 by and among Copano Partners Trust, MBP III AIV, L.P., MBP Onapoc Holdings LLC, R. Bruce Northcutt and Matthew J. Assiff (incorporated by reference to Exhibit 10.29 to Quarterly Report on Form 10-Q filed August 15, 2005).

4.8

Common Unit Purchase Agreement, dated as of December 29, 2005 by and among Copano Energy, L.L.C. and ZLP Fund, L.P. Structured Finance Americas, LLC and Royal Bank of Canada (incorporated by reference to Exhibit 4.7 to Annual Report on Form 10-K filed March 16, 2006).

4.9

Registration Rights Agreement, dated as of December 29, 2005, by and among Copano Energy, L.L.C. and ZLP Fund, L.P., Structured Finance Americas, LLC and Royal Bank of Canada (incorporated by reference to Exhibit 4.8 to Annual Report on Form 10-K filed March 16, 2006).

4.10

Credit Agreement dated as of August 1, 2005 among Copano Energy, L.L.C., as the Borrower, Bank of America, N.A., as Administrative Agent and L/C Issuer, Comerica Bank and U.S. Bank National Association, as Co-Syndication Agents, Bank of Scotland and Fortis Capital Corp., as Co-Documentation Agents and The Other Lenders Party Hereto and Banc of America Securities LLC, as Sole Lead Arranger and Sole Book Manager (incorporated by reference to Exhibit 10.30 to Quarterly Report on Form 10-Q filed August 15, 2005).

4.11

Indenture dated as of February 7, 2006, among Copano Energy, L.L.C., Copano Energy Finance Corporation, the Guarantors parties thereto and U.S. Bank National Association, as trustee (incorporated by reference to Exhibit 4.1 to Current Report on Form 8-K filed February 8, 2006).

4.12	Rule 144A Global Note representing $224,500,000 principal amount of 8.125% Senior Notes due 2016 (incorporated by reference to Exhibit 4.2 to Current Report on Form 8-K filed February 8, 2006).
4.13	Regulation S Global Note representing $500,000 principal amount of 8.125% Senior Notes due 2016 (incorporated by reference to Exhibit 4.3 to Current Report on Form 8-K filed February 8, 2006).
4.14

Registration Rights Agreement dated as of February 7, 2006, among Copano Energy, L.L.C., Copano Energy Finance Corporation, the Guarantors parties thereto and the Initial Purchasers named therein (incorporated by reference to Exhibit 4.4 to Current Report on Form 8-K filed February 8, 2006).

*5.1	Opinion of Vinson & Elkins L.L.P. as to the legality of the securities being registered.
**8.1	Opinion of Vinson & Elkins L.L.P. as to certain tax matters.
21.1	List of Subsidiaries (incorporated by reference to Exhibit 21.1 to Quarterly Report on Form 10-Q filed August 15, 2005).
*23.1	Consent of Deloitte & Touche LLP.
*23.2	Consent of Grant Thornton LLP.
**23.3	Consent of Vinson & Elkins L.L.P. (contained in Exhibits 5.1 and 8.1).
**24.1	Power of Attorney.

*          Filed herewith.

**        Previously filed.

***      Copano Energy, L.L.C. will file as an exhibit to a Current Report on Form 8-K any underwriting agreement used in connection with an offering of securities.

Item 17          Undertakings.

The undersigned registrant hereby undertakes:

(1)       To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)            To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);

(ii)           To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Securities and Exchange Commission (the “SEC”) pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act of 1934 (the “Exchange Act”) that are incorporated by reference in the registration statement or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement;

(2)       That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)       To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)       That, for the purpose of determining liability under the Securities Act to any purchaser:

a.     Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

b.     Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)       That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

a.     Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

b.     Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

c.     The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

d.     Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act of 1939, as amended (the “Act”) in accordance with the rules and regulations prescribed by the SEC under section 305(b)(2) of the Act.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on April 18, 2006.

COPANO ENERGY, L.L.C.

By:	/s/ John R. Eckel, Jr.
Name:	John R. Eckel, Jr.
Title:	Chairman of the Board and
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following officers and directors of Copano Energy, L.L.C., the registrant, in the capacities and on the dates indicated.

Signature	Title	Date

*	Chairman of the Board and Chief Executive	April 18, 2006
John R. Eckel, Jr.	Officer (Principal Executive Officer)
.
*	Senior Vice President and Chief Financial	April 18, 2006
Matthew J. Assiff	Officer (Principal Financial Officer)

*	Vice President and Controller (Principal	April 18, 2006
Lari Paradee	Accounting Officer)

*	Director	April 18, 2006
James G. Crump

*	Director	April 18, 2006
Ernie L. Danner

*	Director	April 18, 2006
Scott A. Griffiths

*	Director	April 18, 2006
Michael L. Johnson

*	Director	April 18, 2006
T. William Porter

*	Director	April 18, 2006
William L. Thacker

* By:	/s/ Douglas L. Lawing
Douglas L. Lawing
Attorney-In-Fact

INDEX TO EXHIBITS

5.1	Opinion of Vinson & Elkins L.L.P. as to the legality of the securities being registered.

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of Grant Thornton LLP.